Exhibit 99.9

This annual report is for the information of the shareholders of creInvest AG only and does not constitute a solicitation for the purchase or sale of any investments mentioned therein.

The non traditional investment funds and other investments mentioned in this annual report are not authorised by the Swiss Banking Commission to be publicly marketed or distributed in Switzerland.

The past is not necessarily a guide to the future performance of an investment. The value of investments and the income derived from them may fall as well as rise and investors may not get back the amount invested.

ANNUAL REPORT 2007

TABLE OF CONTENTS

ADDRESS TO SHAREHOLDERS	4

KEY FIGURES AND GRAPHS	6

COMPANY PROFILE	9

creINVEST SHARE	19

creINVEST PORTFOLIO	22

CORPORATE GOVERNANCE	28

CONSOLIDATED FINANCIAL STATEMENTS	40

UNCONSOLIDATED FINANCIAL STATEMENTS	61

GLOSSARY	66

DOMICILES AND ADDRESSES	79

ADDRESS TO SHAREHOLDERS

Dear creInvest Shareholders,

We are pleased to present you with the Annual Report for 2007, our 12th report since the inception of creInvest in May 1996.

2007 will be remembered for heightened levels of increased market volatility and the subprime crisis, the full implications of which have to be fully realised for the global economy. The MSCI World Index returned 9.8% for the year including volatility of 9%, while creInvest returned a performance of 7.8% with volatility of 6%. However, the situation appears somewhat more dramatic when viewed in the context of intra-year developments; for example, in February 2007 the MSCI World Index dropped by 6%, and then strongly rebounded before again falling by 10% in August. After another strong bounce at the end of summer, market volatility became even more pronounced with monthly positive and negative swings in the 5% to 10% range. In spite of these violent and unpredictable market movements, creInvest has managed to keep pace with the market and return reasonable performance by year end.

Examining the portfolio, asset allocation shifted during the year with a reduction to equity hedge as well as trading, and an increased exposure to arbitrage. The equity hedge managers returned approximately 10%, which is in line with the MSCI World Index. In trading, some of the long-established and proven managers demonstrated weak performance leading to a disappointing return of only 1.3%. However, arbitrage performed very well with an overall return of 18.9%.

With global growth slowing, equity markets have yet to decide how to respond. This has led to a dramatic rise in volatility and uncertainty which, we believe, will remain a dominant feature of markets throughout 2008. This is likely to drive volatility higher still and will present some good profit-making opportunities over the course of the year.

As reported last year, creInvest is committed to an active market, ensuring liquidity and limiting the discount to a minimum. An Extraordinary Shareholder Meeting was therefore called on 7 November 2007 in order to mandate the Board of Directors to execute a further share buy-back programme as well as to reduce its nominal capital. The share buy-back programme was executed in December 2007 through a public fixed-price offering and creInvest consequently bought back 5.5% of shares. The Board of Directors of the Company will propose a motion at the Ordinary Annual Shareholders’ Meeting on 20 May 2008 to cancel the repurchased bearer shares and to reduce the share capital accordingly.

In addition, creInvest has initiated measures to reduce the share capital from CHF 79.6 million to CHF 159,200 through paying back CHF 99.80 per share in February 2008. This measure aims to increase market liquidity and reduce the pressure on the discount as the existing shareholders can buy additional creInvest shares from the proceeds received.

Please note that the next Annual Shareholders’ Meeting will be held on Tuesday, 20 May 2008 in the Congress Center Metalli in Zug. As in previous years, the Board of Directors will not propose a dividend.

The Board of Directors would like to thank creInvest shareholders for their continued support and trust in the company.

On behalf of the Board of Directors of creInvest AG

Andrew Hanges

Chairperson

KEY FIGURES AND GRAPHS

KEY FIGURES PER BEARER SHARE

		Value		Performance
		31-Dec-07	31-Dec-06	2007	2006	Since inception*	Since inception*, annualised

Market price per share	USD	357.50	331.50	7.84%	11.99%	130.11%	7.46%
Net asset value (NAV)	USD	380.10	352.76	7.75%	12.14%	146.40%	8.10%

* May 1996; adjusted for capital increase.

NAVs are calculated based on issued shares after deduction of own shares held at the respective date.

No dividends have been paid out to shareholders.

KEY FIGURES OF CONSOLIDATED FINANCIAL STATEMENTS

(in USD thousands)	2007	2006

Operating income	30,026	40,874
Management and advisory fees	6,818	7,760
Net income for the year	21,078	30,917
Shareholders’ equity	285,821	280,707
Total assets	289,815	333,764

creINVEST PERFORMANCE AND RISK ANALYSIS

creINVEST PERFORMANCE AND RISK ANALYSIS

Performance summary as at 31 December 2007

	NAV %	Share Price %	Hedge Fund Indices %

1 month return	0.98	0.00	-0.14
3 months’ return	0.82	1.06	0.20
12 months’ return	7.75	7.84	4.23
Annualised return since inception	8.10	7.46	6.82
% of positive months	68.35	59.71	64.75
VaR*	1.31	N/A	1.53

*95%, 5 day VaR.

Risk summary as at 31 December 2007

(calculated on a 12 month basis)	NAV	Share Price	Hedge Fund Indices
Maximum drawdown (%)	-3.52	-5.14	-3.52
Annualised standard deviation (%)	6.41	6.89	5.91
Downside deviation (%)	4.17	5.27	3.64
Sharpe Ratio**	0.37	0.36	-0.19
Sortino Ratio*	1.86	1.49	1.16
Skewness	-0.85	-1.97	-0.24
Kurtosis	3.14	6.15	2.03

*Minimum acceptable return (MinAR) is 0.00%.

** Risk free rate is Average USD 1 Month Deposit Rate.

Key to charts and tables:

NAV: creInvest AG; Share Price: creInvest AG Share Price; Hedge Fund Indices: HFRI Fund of Funds Composite Index in USD (prior to 31 Mar 2003) and HFRX Global Hedge Fund Index in USD (since 31 Mar 2003)

EXPOSURE, RETURNS AND CONTRIBUTION ANALYSIS AS AT 31 DECEMBER 2007

		12 months
Strategies	Exposure %	Return %	Contribution %

Equity Hedge	46.29	9.22	5.09
Equity Hedge Global	13.78	9.64	1.25
Equity Hedge US	2.58	14.24	0.42
Equity Hedge Europe	18.31	3.22	1.32
Equity Hedge Asia-Pacific	9.78	26.08	2.33
Equity Hedge China	N/A	N/A	0.00
Equity Hedge Japan	1.84	-11.27	-0.23
Trading	18.65	1.31	0.17
Discretionary Macro	18.65	0.62	-0.01
Systematic Non-Trend	N/A	N/A	0.17
Arbitrage	33.68	18.90	5.53
Credit Arbitrage	4.37	N/A	-0.03
Credit Long/Short	N/A	N/A	0.07
ABS	5.48	4.23	0.23
Event Driven	20.83	26.78	4.50
Arbitrage Diversified	3.00	33.98	0.76
Other*	1.38	—	-3.04
Total	100.00	—	7.75

*Other includes liquidity, fees and currency effect / currency hedging (where applicable).

Note: Returns are only shown where the sector was held in the portfolio for the whole of the period.

TOP 10 HOLDINGS AS AT 31 DECEMBER 2007

Name	Investment Strategy	% of Fund

The Children’s Investment Fund	Event Driven	8.9
Brevan Howard	Discretionary Macro	8.1
Atticus European	Event Driven	7.6
CC Asia Absolute Returns	Equity Hedge Asia-Pacific	5.5
Carrington Investment Partners	ABS	5.5
Gugner	Equity Hedge Europe	5.2
Rutherglen Capital Global Media	Equity Hedge Global	5.1
Carnegie Worldwide Long/Short	Equity Hedge Global	4.6
Drake Global Opportunities	Discretionary Macro	4.4
Blue Mountain Credit Alternatives	Credit Arbitrage	4.4
Total		59.3
Total number of holdings	22

COMPANY PROFILE

THE creINVEST VISION

Our aim is to offer our investors easy and transparent access to the world’s leading hedge fund managers.

creInvest (the “Company”) seeks to achieve

•   capital appreciation with diversification of risk

by investing the Company’s assets in a concentrated multi-manager portfolio investing in worldwide financial markets via hedge funds diversified at both strategy and fund manager level.

SHAREHOLDER BENEFITS

EASY ACCESS TO HEDGE FUNDS

•     Easy access to a diversified strategy in a fund of hedge funds with daily liquidity and low investment minimum.

HIGHLY REGULATED INVESTMENT

•     Listed in USD on the SWX Swiss Exchange as an investment company that is regulated at a high standard.

DAILY LIQUIDITY

•     Traded daily in a liquid market.

TRANSPARENCY

•     Full transparency of underlying portfolio in semi-annual and annual reports. Monthly portfolio comments and weekly NAV updates.

ENTRY LEVEL PRODUCT

•     Broad diversification of strategies, markets, investment styles and managers within the world of hedge funds.

PORTFOLIO BENEFITS

•     Improved diversification within an existing portfolio of traditional investments.

INVESTMENT SKILLS

•     Sophisticated investment process. Active allocation and monitoring process of dedicated industry analysts.

ACCESS TO CLOSED FUNDS

•     Access to a portfolio of hedge fund investments including allocation to closed managers.

RISK MANAGEMENT

•     Risk adjusted returns with low correlation in relation to traditional investments.

MORE THAN 10 YEARS OF EXPERIENCE

•     First Swiss public company to offer direct and diversified access to the world of alternative investments.

INVESTMENT STRATEGIES

The Company’s portfolio includes hedge fund managers representing various styles and strategies. Some of these investment approaches are outlined below. Further details can be found in the glossary.

EQUITY HEDGE STRATEGIES

CHARACTERISTICS:

This is the most similar hedge strategy to traditional equity investing. There are a number of strategies that hold traditional or ‘long’ positions in equities to generate alpha and also short-sell stocks to generate the so-called ‘double alpha’ effect. These strategies are directional to a greater or lesser extent. Market neutral funds seek to neutralise their net exposure to equity markets, whilst equity long/short funds tend to carry a higher degree of correlation to equity markets, with a strong emphasis on capital preservation in falling markets. Sector funds focus on one or several industry sectors and can employ a combination of equity hedge strategies. They may be global or regionally-focused.

RETURNS:

There is wide dispersion in performance between managers within this strategy compared with those of other hedge fund strategies. Most equity hedge strategies do not attempt to capture 100% of market upside and have, on average, achieved around two thirds of the rally in equity markets since 2003. Their success at preserving capital and achieving positive returns during the preceding bear markets means that their long-term returns compare favourably with equity markets.

RISKS:

Securities that have been sold short may rise in value, forcing the manager to close the position at a loss. Unlike a long position, which can only lose the amount originally paid to buy the stock, the potential loss on a short position is unlimited, as theoretically, the price can keep rising infinitely.

ARBITRAGE STRATEGIES

CHARACTERISTICS:

Smaller, more numerous bets than other strategies. Excellent risk-adjusted characteristics. The Investment Advisor categorises arbitrage hedge funds into six sub-strategies:

•                  Convertible and Volatility Arbitrage,

•                  Credit, Arbitrage,

•                  Asset Backed Securities,

•                  Distressed,

•                  Event Driven,

•                  Relative Value and

•                  Arbitrage Diversified.

RETURNS:

Historically, arbitrage strategies have produced returns ranging between 5% and 15% per annum, as measured by indices.

RISKS:

Arbitrage is a non-directional strategy, which means market conditions should not be a strong influence on returns. Leveraged funds, however, have been hurt during market shocks.

TRADING STRATEGIES

CHARACTERISTICS:

Trading strategies encompass a wide spread of investments, including exposure to commodities and currencies.

RETURNS:

These strategies can deliver high returns as they seek to profit from changes and trends at a macroeconomic level, often globally, across financial markets and instruments and may take an aggressive approach to exploiting opportunities. Generally, discretionary macro strategies, as measured by indices, have delivered higher historic returns than systematic strategies.

RISKS:

Historical analysis suggests that trading strategies carry more absolute risk than other hedge fund strategies but can have low or zero correlation with bond and equity markets.

INVESTMENT PROCESS

The investment process for the Company’s portfolio must adhere to the rules and regulations of the investment guidelines. The Company has appointed Baer Select Management Ltd., Grand Cayman as its Investment Manager. As previously announced, GAM International Management Limited (“GAM”) replaced Julius Baer Investment Management LLC as the Investment Advisor to the Company starting January 2006.

The size and expertise of the Investment Advisor GAM enables us to research and monitor proactively over 80% of the hedge fund universe by asset value — a claim that few, if any, other fund of hedge fund providers can make. GAM has invested heavily in the knowledge base and experience of the Multi-Manager team to enable it to achieve this level of coverage. Investment specialists are organised into four investment teams, each of which is focused on developing detailed knowledge of the funds and investment dynamics within each strategy universe. The teams comprise investment managers, investment analysts and investment support assistants. Each team reports to the Chief Investment Director, who heads GAM’s Multi-Manager business and takes an active role in the research and portfolio management processes. The specialist strategy teams are supported by a Research team, whose primary function is to gather information on new hedge funds across strategies and map the hedge fund universe. A dedicated and independent Operational Risk team of lawyers, accountants, fund administrators and compliance specialists conducts due diligence reviews of each fund’s operations. In addition, the Operations/Continuous Improvement team manages the ongoing assessment and improvement of GAM’s Multi-Manager process in order to meet the requirements of its ISO 9001:2000 accreditation. The Multi-Manager team receives further comprehensive support from GAM’s Quantitative Services, IT Development and Dealing Support teams to create a fully integrated approach to the management of GAM’s Multi-Manager assets.

GAM MULTI-MANAGER RESOURCES OVERVIEW

INVESTMENT PROCESS

GAM MULTI-MANAGER INVESTMENT PROCESS

GAM’s Multi-Manager investment process provides discipline and risk control enabling them to identify talented managers consistently and combine them successfully to meet objectives.

GAM sets clear return, risk and correlation objectives for each strategy and sub-strategy. These drive the strategic weights and tactical allocation ranges for the portfolio, thereby ensuring consistent decision-making throughout the process. GAM selects managers using a highly discerning research process which includes mapping the global hedge fund universe, then evaluating the investment approach, operational integrity and performance expectations of the most talented managers. GAM combines those managers with a sustainable competitive edge using bottom-up, qualitative conviction in tandem with forward-looking modelling tools and the previously defined portfolio weights and objectives. Risk control is threaded throughout this entire process to maximise the predictability of these results.

GAM’s Multi-Manager investment process proceeds through five stages, as summarised in the graphic below.

INVESTMENT PROCESS OVERVIEW

STEP 1:

ESTABLISH OBJECTIVES AND WEIGHTS

GAM’s Multi-Manager investment process begins with the setting of clear return, risk and correlation objectives for the portfolio, strategies and sub-strategies, based on their long experience of managing hedge funds. These objectives determine the long-term strategic weights and tactical allocation ranges around those weights to maximise the potential for consistently delivering on expectations over rolling three to five year periods.

STEP 2:

IDENTIFICATION OF TALENT

GAM Multi-Manager seeks to map the universe of hedge funds in order to identify those with the most talent. Extensive qualitative and quantitative screens are applied in order to identify and prioritise the most promising managers. Often, the focus on talent leads GAM to explore new managers and new strategies. Through this willingness to invest early GAM remains at the forefront of the constantly evolving hedge fund universe, ready to capture a continually refreshed set of opportunities and sources of return.

INVESTMENT PROCESS

STEP 3:

MANAGER EVALUATION

Each promising manager and fund is subjected to the detailed scrutiny of the GAM specialist investment and operational risk teams to discern whether they have a sustainable competitive edge. From an investment perspective, GAM Multi-Manager’s researchers seek to understand fully the competence and quality of each underlying manager’s team, the soundness of their investment approach, their approach to risk management and their liquidity and pricing confidence. The understanding is greatly enhanced by working with them to agree forward-looking return, risk and correlation expectations which form the basis for the ongoing absolute and relative monitoring.

In addition, GAM’s independent, operational risk team conducts rigorous operational due diligence on each manager and fund to establish accounting, legal, structural and pricing integrity. It ensures best practice operational standards from the managers; not just minimum compliance. The record in voiding funds with serious operational issues is a testament to the calibre of the operational risk management.

This highly discerning research process results in GAM investing in only approximately 5% of the funds that they see.

STEP 4:

PORTFOLIO CONSTRUCTION

GAM has demonstrated skill not only in selecting talented managers but also in skilfully combining and sizing them in the portfolio. Manager sizing is determined by combining the strong, bottom-up analysis of underlying managers with the forward-looking return and risk metrics set at each level of the fund and the framework of strategic and tactical allocation weightings. This qualitative judgement is used in conjunction with proprietary quantitative portfolio modelling tools. These enable stress-testing of different combinations of underlying funds using forward-looking metrics and the active management of liquidity risk when assembling the fund.

GAM’s senior investment team meets quarterly to revalidate the investment case for each underlying fund with whom they invest and to consolidate bottom-up views on sub-strategies, strategies and markets. In this way, GAM Multi-Manager establishes consistent and high conviction positions for the ongoing active management of the portfolio.

STEP 5:

RISK MANAGEMENT

Risk management is threaded throughout the investment process through building an in-depth understanding of each manager and strategy, setting forward-looking expectations, and combining qualitative and quantitative factors to construct the portfolio.

The final step in the process focuses on monitoring actual results against the expectations, with a view to continually improving the accuracy of these expectations. The proprietary tools help to aggregate and understand the drivers of risk and return which in turn helps further build the in-depth understanding of the underlying funds in which the portfolio is invested. Ultimately, each component of GAM Multi-Managers’s risk management efforts supports their aim of enhancing the repeatability and robustness of their investment process. (See fig.1 on the following page.)

INVESTMENT PROCESS

RISK MANAGEMENT OVERVIEW

INVESTMENT GUIDELINES

It is the Company’s policy, under normal conditions, to invest substantially all of its assets in hedge funds in accordance with the following guidelines:

•                                          The asset allocation may vary significantly during market cycles. There are no restrictions on the markets which may be used.

•                                          The Company does not allocate more than 20% of its investment portfolio at cost to one single fund manager or hedge fund.

The Company may hold liquid assets in the form of bank deposits with a term of up to 12 months. The liquidity may be denominated in any freely convertible currency. The liquidity should typically not exceed 50% of the NAV.

The Company makes its investments primarily in US dollar-denominated assets and does not hedge the currency exposure under normal circumstances. The Company may, however, from time to time seek to hedge all or a portion of its currency risks through the use of derivative transactions, including, but not limited to, futures, options, swaps or any combination thereof, but is not obliged to do so.

The Company may, on a consolidated basis, make use of leverage up to 40% of its net assets. Borrowings may be secured by the Company’s assets.

Currently, it is not the Company’s intention to pay dividends to shareholders and net income will be reinvested.

The guidelines in their entirety can be downloaded from the Company’s website www.creinvest.ch/investment/iguidelines.shtm

CORPORATE ORGANISATION

creInvest AG, founded in 1996, is a Swiss closed end investment company traded on the SWX Swiss Exchange. The Company offers institutional and private investors worldwide an easy and liquid access to the leading alternative investment managers.

Shareholders
Board of Directors
creINVEST
creInvest AG
Zug
Administrator
GAM (Schweiz) AG
Zurich
Custodian
Bank Julius Baer & Co. Ltd.
Zurich
Auditors
PricewaterhouseCoopers AG
Zug
Investment Advisor
GAM International Management Ltd.
London
Recommendations & Advice
Investment Manager
Baer Select Management Ltd.
Grand Cayman
Investment Decisions
holds 100% of
Administrator
Julius Baer Trust Company (Cayman) Ltd.
Grand Cayman
Custodian
Brown Brothers Harriman,
New York
creInvest (Cayman) Ltd.
Grand Cayman
creInvest Portfolio
Individual Investments
Individual Investments

ENTITIES AND MANAGEMENT

THE BOARD OF DIRECTORS OF creINVEST AG

The Board of Directors consists of the following experts of asset management and alternative investments:

Andrew Hanges

Chairperson of the Board of creInvest AG

Chief Operating Officer, GAM Group

Frank Schneider

Vice Chairperson of the Board of creInvest AG

Head of Operations, GAM (Schweiz) AG and GAM Anlagefonds AG

Roman Aschwanden

Delegate of the Board of creInvest AG

CEO creInvest and Head of Portfolio Management, Global at GAM

Gérard Bagnoud

Managing Partner of de Pury Pictet Turrettini & Cie SA

Peter Fletcher, CFA

Managing Director of Parly Company SA, Geneva

The Board of Director’s function is to review and supervise the general conduct of the affairs of the Company and to decide on the general policy, including the investment policy.

creINVEST AG, ZUG

creInvest AG in Zug takes care of all managerial duties with relation to the Company. It coordinates the creInvest Group functions, communicates and reports in all relevant matters to the authorities, the SWX Swiss Exchange and to its investors as well as supervises the Investment Manager’s and Advisor’s actions.

The accounting of creInvest AG is handled by GAM (Schweiz) AG, Zurich. PricewaterhouseCoopers AG in Zug acts as the auditors.

creInvest AG, Zug is the primary contact for any issue with regard to creInvest shares and/or the Company.

creInvest AG

Neugasse 4, 6301 Zug, Switzerland

Tel. +41 41 710 00 68 Fax +41 41 711 60 46

info@creinvest.ch

Roman Aschwanden, Chief Executive Officer, is responsible for the day to day management of creInvest AG.

creINVEST (CAYMAN) LTD.

creInvest AG invests substantially all of its assets through creInvest (Cayman) Ltd. in accordance with the investment objectives and policies.

BOARD OF DIRECTORS

Roman Aschwanden

Chairperson of the Board of creInvest (Cayman) Ltd.

Gary Wilson, CFA, CPA

Director of Julius Baer Bank and Trust Company Ltd.

Max Obrist

Manager of Baer Select Management Ltd., which is acting as Investment Manager for creInvest (Cayman) Ltd.

INVESTMENT MANAGER

Baer Select Management Ltd., Grand Cayman, provides creInvest (Cayman) Ltd. with overall investment management services. Baer Select Management Ltd. is an exempt company with a management license.

BOARD OF DIRECTORS

Max Obrist

Manager of Baer Select Management Ltd.

Fabio Oetterli

Head of Tax, Julius Baer Holding Ltd.

Charles Farrington

Managing Director of Julius Baer Bank and Trust Company Ltd.

Andrew Hanges

Chief Operating Officer, GAM Group

Martin Vogel

Managing Director, Member of the Investment Product Board, Private Labeling & Global Custody, Bank Julius Baer & Co. Ltd

Dr. Helmut U. Vollert (through to 25 February 2008)
Managing Director of Julius Baer Holding Ltd.

Roland Burger*

Managing Director, Head of Group Treasury & Corporate Finance, Bank Julius Baer & Co. Ltd.

*nominated by the Group Executive Board of Julius Baer Holding Ltd. on 14 November 2007. Official appointment as director received by the Cayman Islands Monetary Authority on 25 February 2008.

ENTITIES AND MANAGEMENT

INVESTMENT ADVISOR

GAM International Management Limited London performs the investment advisory function for creInvest (Cayman) Ltd’s portfolio. GAM is a leading manager of fund of hedge funds through its Multi-Manager program with a team that operates out of London, New York and Hong Kong.

INVESTOR RELATIONS

creInvest aims to inform its shareholders with utmost transparency at the earliest occasion possible. Most recent information can always be obtained on the Company’s web page

www.creinvest.ch

which, among a great variety of data, informs on share price development, performance data and latest news — including an updated monthly report. For questions and comments please contact the Company via e-mail

info@creinvest.ch

or at the telephone number listed.

Registered shareholders and all interested parties receive the following publications:

• weekly performance update

• monthly information on the investment performance and the portfolio structure

• semi-annual report consisting of a transparent portfolio update and unaudited financial statements

• annual report with transparent portfolio update and audited financial statements

To be included on the Company’s mailing list or for further information please contact:

creInvest AG

Neugasse 4

6301 Zug, Switzerland

Tel +41 41 710 00 68

Fax +41 41 711 60 46

info@creinvest.ch

HOW TO INVEST

The Company is listed on the SWX Swiss Exchange and its shares are traded in USD on each business day during regular exchange hours. Bank Julius Baer & Co. Ltd. in Zurich acts as the designated market maker who quotes the Company’s prices in USD and ensures a high degree of liquidity on a daily basis.

The Company is mainly invested in assets denominated in USD and may hedge the currency risk related to non-USD denominated funds in the portfolio. Investors not wishing to be exposed to the USD should therefore hedge their position individually. Our market maker gladly assists investors in this task.

Daily pricing and updates can be obtained from the Company’s web site www.creinvest.ch as well as from several financial information providers. The market maker quotes prices in Bloomberg (CREI) and Reuters (CRE01).

Should you wish to purchase the Company’s shares, please contact your bank, the designated market maker Bank Julius Baer & Co. Ltd. in Zurich or the Company in Zug.

SHARE

SHARE PRICE DEVELOPMENT

PERFORMANCE

In 2007, the creInvest share price rose by 7.84%, and thereby finished the year in line with its NAV which showed a performance of +7.75% for the year. The compound annual return since inception in May 1996 of the creInvest share of +7.46% lagged slightly the development of its NAV (+8.10%).

The creInvest share and NAV outperformed its benchmark HFRX Global Hedge Fund Index (+4.23%) by a substantial margin but finished the year lagging some of the major market indices in USD:JP Morgan Global Govt Bond Index (+10.81%), MSCI World Index (+9.57%), HFRI Fund of Funds Composite Index (+10.25%).

Since inception in May 1996, the creInvest share returned +130.11% and the NAV +146.40%, thereby exceeding the performance of some major indices — JP Morgan Global Govt Bond Index (+98.27%) and the Hedge fund Index* (+114.81) — but slightly lower than the performance of the HFRI Fund of Funds Composite Index (+149.25%) and the MSCI World Index (+154.55%).

*Hedge Fund Index: HFRI Fund of Fund Composite Index in USD (prior to 31 March 2003) and HFRX Global Hedge Fund Index in USD (since 31 March 2003).

SHARE PRICE DEVELOPMENT

DISCOUNT MANAGEMENT

Bank Julius Baer & Co. Ltd., Zurich, acts as an active market maker providing high liquidity and limiting the discount to a minimum. Following this the Company’s shares have been traded at a stable discount to the NAV of approximately 5% over a very long period of time. This clearly proves the success of this strategy, especially when comparing the Company’s tight range of discount with its peers. The Company therefore views efficient discount management as paramount and will continue to work closely together with Bank Julius Baer & Co. Ltd. in order to keep the share price within a narrow bandwidth to the NAV. This is an important fact for the shareholders as a stable discount level ensures that the positive diversification effects provided by the Company’s hedge fund portfolio are actually translated into the investor’s portfolio.

BASE CURRENCY USD

When assessing the performance of the Company, it is important to understand that the portfolio is mainly invested in assets denominated in USD and the Company may hedge non-USD denominated funds in the portfolio. Investors who do not wish to be exposed to the USD currency risk should therefore hedge their position individually. Our market maker, Bank Julius Baer & Co. Ltd. gladly assists investors in this task.

TRADING

The Company is listed on the SWX Swiss Exchange and its shares are traded in USD. The designated market maker, Bank Julius Baer & Co. Ltd., Zurich, quotes prices and ensures a liquid market. In 2007, the average daily volume traded was at approximately USD 191’200, thus amounting to USD 47.6 million for the entire year.

PORTFOLIO

PORTFOLIO REVIEW 2007

PERFORMANCE

creInvest’s Net Asset Value (NAV) was up 7.75% with volatility of 6.41% in 2007. This compares well to the hedge fund industry as represented by the HFRX Global Hedge Fund Index (in USD) which gained 4.23% with a volatility of 5.91%.

The portfolio saw asset allocation changes during the year which included reductions to equity hedge and trading as well as an increased exposure to arbitrage strategies.

On a global view (in USD terms), the MSCI World Index ended the year 2007 with a 9.57% performance. This was driven by the established markets in Europe, up 14.39% overall and the US (as represented by the S&P 500) up 5.48%. Performance in Asia was mixed with the Nikkei 225 down 5.22%. Commodities, as measured by the Goldman Sachs Commodities Index, rose 33.09%.

PORTFOLIO REVIEW 2007

PORTFOLIO REVIEW

Equity hedge managers returned 9.22% in 2007, which was in the middle of our forecast range of returns. The portfolio’s tactical weighting to equity long/short strategies typically ranges between 40-60%. Due to our cautious outlook for equity markets in late 2006, we reduced the portfolio’s equity long/short exposure from 60% in Q4 2006 to a lower 52% by the start of 2007.

The overall return from trading strategies was 1.31% for the year. Half of the contribution came from our usually strong discretionary macro allocation. Hedge fund indices for macro funds returned 12% for the year, but many of these include macro funds with large exposures to equities, exposures that we consciously avoid. However, it would be misleading to suggest that the manager selection in macro was good in 2007; it was not. While we successfully identified a number of good new macro ideas, the performance of some long-established managers was somewhat weaker than expected. Moreover, one commodity-focused manager reversed some of the strong performance he had posted in the previous two years.

PORTFOLIO REVIEW 2007

The returns from the arbitrage portfolio were in excess of 18.9% for the year and, on an individual sub-strategy basis, the manager selection was reasonably good. The gains in the arbitrage portfolio were driven by a credit arbitrage manager, an arbitrage diversified manager and two event driven managers.

We added to our arbitrage allocation as the year progressed and are now intending to increase the allocation towards convertible bond arbitrage and volatility managers. We also envision possible additions to distressed strategies as opportunities arise in the second half of the year.

In our manager selection process, we have made a conscious decision to seek to understand the liquidity of each manager’s underlying portfolio. It is very important to us that we carry accurate portfolio valuations at all times; that is, valuations that correspond with a meaningful realisable value. In this way, we eliminate subjectivity in the portfolio NAV. We are especially wary of investing in funds where we see some element of subjectivity in the pricing methodology, as that may lead to a misleading NAV. Moreover, changes in the underlying assumptions could have an uneven effect on that NAV, the timing of which would again be subjective. This could therefore lead to unwelcome valuation ‘surprises’.

OUTLOOK

As we enter 2008, we believe that a number of key themes will have a meaningful impact on financial markets at various points throughout the year.

CONCERNS REGARDING US GROWTH

We believe that US growth is slowing more rapidly than originally expected, as highlighted by recent data and rising recessionary fears. Whether the slowdown turns into a full-blown recession is likely to be determined by the resistance of US consumption. It has been a poor investment decision to bet against US consumers over the past decade, as their resilience has surprised many observers. On balance, however, we now think that the US consumer is being buffeted by both residential house price declines, which have damaged sentiment, and early (so far limited) indications that job creation is slowing.

We remain sceptical of the ability of the world’s other major economies to decouple from the US and expect a US slowdown to have a negative implication for financial markets worldwide. This is likely to be felt particularly strongly in those cyclical markets that have benefited from US-driven growth in recent years, such as parts of Asia and the emerging markets.

OVERCONFIDENCE IN CENTRAL BANKS

Core inflation remained subdued during the first half of this decade, which fuelled confidence that central banks could slash rates aggressively in the face of any economic slowdown. This provided investors with a level of comfort over rising financial asset valuations. Despite the increases in global commodity prices, core inflation indicators remained benign until the fourth quarter of 2007. However, this has changed.

Inflation is now at or above central bank targets in the developed world as well as in a number of emerging markets, which constrains central banks at a time when they should be boldly decreasing interest rates to spur lagging economies. The reactive nature of both incumbents of the Federal Reserve and the ECB, compared to Greenspan’s more proactive approach, indicates that central banks will probably remain behind the curve in 2008.

INVESTOR UNDERSTANDING AND REACTION TO THE CREDIT MARKETS

The third quarter of 2007 highlighted how little investors outside the credit markets really understood about credit. In recent years, the evolution and growth of credit markets has been rapid and it has allowed corporates and consumers around the globe to extend the period of economic boom beyond that of a normal cycle. The development of the structured credit market (as discussed in GAM’s research note the Evolution of Credit Risk in Today’s Markets, released in March 2007) has had significant implications, which are likely to continue throughout the current year. 2007 was only the beginning of a credit market crisis that could unwind over multiple years, perhaps similarly to the Asian crisis, which few would have predicted would end with the bankruptcy of Long Term Capital Management. We still believe that a true recognition of the depth of the crisis may not arise until the second half of 2008. To cite a very public example, so far, the major investment banks have written down approximately USD 52bn of various forms of structured credit exposure (as at 31 December 2007). However, many credit market hedge funds we have spoken to believe that the write-offs could well be a multiple of that number. According to various pieces of research that use wider definitions of structured credit losses, the true figure of impending write-offs could range between USD 600-800bn. Recognition of this issue could be the key factor that turns markets in the second half of 2008.

POLITICAL UNCERTAINTY

For a number of reasons, 2008 is a year of political transition and therefore potential surprises. In a year of US presidential elections, we doubt there will be any radical departure from current polices. However, economic slowdowns often trigger populist solutions such as, for example, trade protectionism. In fact, we see some real risks related to a potential change in foreign policy, especially regarding how the US, Russia and possibly also China, will deal with the Middle East and Africa. We see the relationship between the US and Iran, and the eventual policy of US troop

OUTLOOK

withdrawals from Iraq, as potential sources of worry for financial markets. This may be especially significant at a time of political instability in Pakistan. For the past several years, global geopolitical tensions have been overlooked by markets, while more recently economic worries have dominated. But, political uncertainty could regain importance at a time of generally weak investor sentiment in financial markets.

Against this backdrop of potential threats from several sources, markets are likely to remain both uncertain and volatile. The main priority for our multi-strategy products is to take advantage of this, while managing the portfolios’ level of correlation to equities as well as credit.

The unprecedented, beta-driven market rallies of the past four to five years are coming to an end and alpha generation will become increasingly important. As a result, we are positioning the portfolio for the “end of the party” in 2008. We will be relying less heavily on our equity hedge allocation to deliver a large proportion of our rolling annual performance targets of 8-12% and will, instead, look for greater contributions from trading and arbitrage strategies.

The portfolios’ equity long/short allocation is likely to fall back towards the low end of our strategic range of 40-60% in the course of 2008. Towards the end of 2007, we had built up a number of lower correlation equity plays, and seeded a number of new ideas. We believe that it is prudent to maintain some short-term and tactically minded equity long/short managers who will quickly reflate their directional exposures to take advantage of any shorterterm relief or oversold market rallies. We are also continuing to find interesting opportunities in thematic funds, in areas such as environmental, water, technology and healthcare, which are generally played via the equity long/short strategy. In regional terms, emerging markets may have further to run, buoyed by plentiful liquidity, but our exposures will remain modest in size due to the volatility and illiquidity of the asset class. To date, these exposures have been focused on opportunities in China, Latin America, the Caspian region and the Middle East, whereas we are researching potential opportunities in more niche areas, such as Vietnam and Africa. However, liquidity and capacity remain a challenge.

In our trading strategies, we have maintained the overall weighting to discretionary macro whilst building up capacity to some newer ideas in which we have high conviction. We have also raised exposure to some more established managers. Within macro allocations, we have slowly raised our agricultural and soft commodity exposures. On the other hand, we have reduced the exposure to trend strategies, as we believe there are better risk/return opportunities in non-trend strategies that will not display the level of equity market correlation we saw in 2007.

In arbitrage strategies, we expect the second half of 2008 to present the most interesting opportunities, particularly in the convertible & volatility and distressed arbitrage sub-strategies. We are likely to reduce our diversified arbitrage exposure. The portfolio’s current weighting to arbitrage strategies is 33.7%. This could move closer to the top end of the targeted 15-35% range, as we move into the second half of the year. Such an increase is likely to be driven by special opportunity investments. Specifically, we foresee the potential for some exceptional longer-term investment opportunities to present themselves if credit market dislocations continue or even deteriorate further.

In summary, global growth is slowing and equity markets have yet to decide how they will respond. This has led to a dramatic rise in volatility and uncertainty. We believe that uncertainty will remain a dominant feature of markets in 2008, given a number of issues on both the macro-economic and political fronts. This is likely to drive volatility ever higher and give rise to some good profit-generating opportunities over the course of the year.

CORPORATE GOVERNANCE

The corporate governance information of creInvest is presented in accordance with the Corporate Governance Directive of SWX Swiss Exchange that entered into force on 1 July 2002 and 1 January 2007, with the “Instructions for Applying the Corporate Governance Directive” of the Swiss Federal Banking Commission and with the guidelines and recommendations of the “Swiss Code of Best Practice for Corporate Governance” of the Swiss Business Federation (economiesuisse) dated 25 March 2002 (as amended).

1. GROUP STRUCTURE AND SHAREHOLDERS

1.1 GROUP STRUCTURE

creInvest AG, Zug, (the “Company”) holds 100% of creInvest (Cayman) Ltd. The subsidiary is domiciled on Grand Cayman, Cayman Islands, and had a share capital of USD 5,000,000 at 31 December 2007.

The Company is listed on the SWX Swiss Exchange since October 1996. The bearer shares of creInvest are traded in USD (Swiss Security No. 442.297, ISIN CH0004422975). Refer to ‘2.1 Capital’ for further details regarding the listing and trading currency of creInvest’s shares.

As per 31 December 2007, the Company’s market capitalisation was USD 268.83 million.

1.2 SIGNIFICANT SHAREHOLDERS

The significant shareholders are disclosed in the notes to the consolidated financial statements on page 59.

On 31 December 2007, the Company held a total of 44,032 own shares (5.53%).

There are no shareholders’ agreements in place.

1.3 CROSS-SHAREHOLDINGS

There are no cross-shareholdings between the Company and its subsidiary or third-party companies.

2. CAPITAL STRUCTURE

2.1 CAPITAL

As of 31 December 2007, the issued and outstanding share capital of the Company was CHF 79,600,000, divided into 796,000 fully paid bearer shares with a nominal value of CHF 100 each.

The Company is listed on the SWX Swiss Exchange since October 1996.

The bearer shares of the Company are traded exclusively in USD since 23 June 2003. After being traded in CHF on the SWX Swiss Exchange since the inception of the company in 1996, the Company introduced a multi-currency listing in both CHF and USD in January 2001, thus allowing investors to trade the Company in the currency of their choice. However, this led to confusion in regard to the USD denomination of the underlying portfolio. Based on the feedback received from investors and in order to simplify trading and reporting, the Company introduced the USD-only listing on the SWX Swiss Exchange in 2003, thus aligning the listing currency to the portfolio currency.

The change of the listing currency did not have an effect on the Company’s share capital, the nominal value of the shares, or any future dividends. Additionally, the Company’s investment approach was not altered in any way by this measure. All shares are simply quoted in USD.

2.2 CONDITIONAL AND AUTHORISED CAPITAL IN PARTICULAR

As of 31 December 2007, the Company had neither any authorised nor conditional capital.

2.3 CHANGES IN CAPITAL

Within the last three years, the following change in share capital took place:

On 5 December 2007, the Company bought back 43,780 bearer shares from Bank Julius Baer & Co. Ltd. at the volume weighted average share price on the SWX Swiss Exchange during the period 5 November to 16 November 2007. Bank Julius Baer had acquired these shares over a period of time in the course of its market-making activities. The Board of Directors of the Company will propose a motion at the Ordinary Shareholders’ Meeting on 20 May 2008 to cancel the repurchased bearer shares and to reduce the share capital accordingly.

On 7 November 2007 the shareholders approved in an extraordinary meeting the reduction of the nominal capital from CHF 79.6 million to CHF 159,200 by paying out CHF 99.80 per share to the existing shareholders. The respective reduction in nominal capital was approved and recorded by the Commercial Registry of Zug on 30 January 2008. The payment was effectively made on 8 February 2008.

On 20 November 2006, the Company bought back 86,500 bearer shares from Bank Julius Baer & Co. Ltd. at the average closing prices over the last 30 trading dates and at a discount to the net asset value of approximately 6.4%. Bank Julius Baer had acquired these shares over a period of time in the course of its market-making activities. The Board of Directors of the Company proposed at the annual general meeting on 22 May 2007, the reduction of the company’s share capital by a nominal amount of CHF 8.8 million from CHF 88.4 million to CHF 79.6 million by cancelling 88,000 bearer shares, which was approved by the shareholders and executed accordingly.

The description of changes of capital is disclosed in the consolidated financial statements on pages 42 and 43.

2. CAPITAL STRUCTURE

2.4 SHARES AND PARTICIPATION CERTIFICATES

As of 31 December 2007, the Company had a total of 796,000 bearer shares with a nominal value of CHF 100 outstanding of which the Company held 44,032.

There are no preferential rights or similar rights. Each share is entitled to one vote and has full dividend rights.

The bearer shares of the Company are listed and traded in USD on the SWX Swiss Exchange. Refer to ‘2.1 Capital’ on the previous page for details regarding the listing and trading currency of creInvest’s shares.

The shares are deposited with SIS SegaInterSettle AG under Swiss Security No. 442.297, ISIN CH0004422975. A Global Share Certificate (“Globalurkunde auf Dauer”) has been deposited with SIS SegaInterSettle AG and transfers of shares are effected through a book-entry system maintained by SIS SegaInterSettle AG. Share certificates are not available for individual delivery.

There are no participation certificates.

2.5 BONUS CERTIFICATES

There are no bonus certificates.

2.6 LIMITATIONS ON TRANSFERABILITY

There are no limitations on the transferability of shares.

2.7 CONVERTIBLE BONDS AND OPTIONS

As of 31 December 2007, there are no outstanding convertible bonds or options.

2.8 DISTRIBUTION OF PROFIT

The Company does not intend to pay dividends, but rather to reinvest the annual earnings in order to achieve long-term capital appreciation. Thus, the Company has not paid out any dividends so far.

3. BOARD OF DIRECTORS

Four members of the Board of Directors of the Company are non-executive members, one member is an executive member.

3. BOARD OF DIRECTORS

3.1 MEMBERS OF THE BOARD OF DIRECTORS

NON-EXECUTIVE

Andrew Hanges (born 1949), American and U. K. citizen; BSc from New York University, 1971; MBA from the University of Southern California, 1972. Director of banking operations at Midland Bank in London, 1987-1994; Executive Vice President of First Fidelity Bank Corporation of New Jersey until it was acquired by First Union, 1994 to 1995; Area President of First Union National Bank, 1995 to 1997; Chief Executive Officer for GAM (UK) Limited and Director – Operations, since 1997; Chief Operating Officer of the Asset Management Division of the Julius Baer group, 2006 to 2007.

Chairperson of the Board of Directors of the Company (first time election to the Board of Directors in 2006, term of office until 2009).

Frank Schneider (born 1968), Swiss citizen; Masters Degree in Business and Finance from the University of Zurich, 1995; MBA from GSBA Zurich / State University of New York, Albany, 2006. Various assignments in Zurich, London and Madrid with UBS in Private Banking, 1995 to 2000; since 2000 Head of Operations of GAM (Schweiz) AG, responsible for the middle office function for Private Clients of the whole GAM group. In addition, Head of Operations for GAM Anlagefonds AG, responsible for all operational aspects of Swiss registered GAM funds.

Vice Chairperson of the Board of Directors of the Company (first time election to the Board of Directors in 2006, term of office until 2009).

Gérard Bagnoud (born 1953), Swiss citizen; Investment Banker Certificate, New York Institute of Finance, 1978. Swiss Bank Corporation, Crans-Montana, 1972 – 1974; Finex AG, Zurich, 1974 – 1976; Blyth Eastman Dillon SA, Geneva and New York, 1976 – 1979; Compagnie de Banque et d’Investissements, Geneva, 1979 – 1982; Caisse d’Epargne du Valais, Sion, 1982 – 1983; Compagnie de Banque et d’Investissements / Union Bancaire Privée, different functions, Geneva, 1983 – 1996; Bank Julius Baer & Cie. SA, Member of the Management Committee and President of the Investment Committee, Geneva, 1996 – 2001. Entry into de Pury Pictet Turretini & Cie. SA. as Managing Partner in 2001.

Member of the Board of Directors of the Company (first time election in 1998, term of office until 2007).

Peter H. Fletcher (born 1949), Canadian and Australian citizen; CFA Charterholder since 1988. Midland Doherty arbitrage trader Montreal Stock exchange, 1967 – 1970; Government of South Australia, responsible for special projects, 1970 – 1975; Montreal Trust, pension investments and administration, 1975 – 1979; Bank of Bermuda Ltd., Bermuda and Hong Kong, General Manager responsible for investment and institutional trust services, 1979 – 1995. Entry into Parly Company SA, Geneva, as Managing Director, investment advisory, in 1995.

Member of the Board of Directors of the Company (first time election in 1999, term of office until 2008).

EXECUTIVE

Roman Aschwanden (born 1966), Swiss citizen; MA in Business and Finance from the University of Zurich, 1992. Junior Account Manager for Swiss multi-national companies in Corporate Banking with UBS Zurich, 1993 to 1995; Chief of Staff of

3. BOARD OF DIRECTORS

Investment Banking in UBS Tokyo, 1996 to 1998; Senior Project Manager for Private Banking with UBS Tokyo, 1998 – 1999; Senior Project Manager for a global wealth planning concept with UBS Zurich, 1999 – 2000; Head of Portfolio Management with GAM (Schweiz) AG, 2000 to 2004; Head of Portfolio Management, Global, responsible for investment implementation, risk, operational and business IT management in discretionary portfolio management for the whole GAM group, since 2005. Chief Executive Officer of creInvest AG, since May 2006.

Delegate of the Board of Directors of the Company (first time election to the Board of Directors in 2006, term of office until 2009).

3.2 OTHER ACTIVITIES AND VESTED INTERESTS

In applying the Corporate Governance Directive and the corresponding commentary of the SWX Swiss Exchange, mandates and interest ties with exchange-listed domestic and foreign companies as well as with domestic and foreign banks are disclosed. There are no activities/interest ties within scope of section 3.2 than those disclosed below:

Andrew Hanges: Chief Operating Officer of the GAM group.

Frank Schneider: Head of Operations of GAM (Schweiz) AG and GAM Anlagefonds AG.

Gérard Bagnoud: Managing Partner at de Pury Pictet Turretini & Cie. SA.

Peter H. Fletcher: Managing Director at Parly Company S.A.

Roman Aschwanden: Head of Portfolio Management, GAM group; Board Member of GAM (Schweiz) AG, GAM Anlagefonds AG, Julius Baer Investment Fund Services Ltd. and Julius Baer (Luxembourg) SA. Member of the Transparency Council Funds of Hedge Funds (initiated by the Institute Banking & Finance IBF of Zurich University of Applied Sciences Winterthur ZHAW) as well as the Hedge Funds Committee of the Swiss Fund Association SFA.

3.3 ELECTIONS AND TERMS OF OFFICE

The members of the Board of Directors are elected by the Shareholders’ Meeting for a term of three years each (staggered renewal) and can be re-elected.

The year of the first-time election and remaining terms of office of each member are disclosed on pages 33 and 34.

3.4 INTERNAL ORGANISATION STRUCTURE

The internal organisation structure is outlined in the Organisational and Management Regulations of the Company that can be downloaded from the Company’s website (www.creinvest.ch/portrait/org.shtm). The Board of Directors consists of three or more members and elects a Chairperson, a Vice Chairperson as well as a Delegate who have to be members of the Board of Directors.

The Board of Directors meets as often as business requires, but usually twice per year. The meetings are called by the Chairperson. Each member of the Board of Directors can request a meeting at all times. All issues to be discussed must be

3. BOARD OF DIRECTORS

listed and the invitation must be sent out at least ten days prior to the meeting. The Board of Directors has not established any committees. In 2007 the Board of Directors met twice in person.

In order to pass a resolution, a majority of its members have to be present. Resolutions are passed by absolute majority of the votes of the members present. In case of a tie vote, the Chairperson casts the deciding vote. The Management participates in the meetings of the complete Board of Directors. Declaratory decrees and changes to the Articles of Incorporation as well as capital increase reports are determined at the Shareholders’ Meeting.

3.5 DEFINITION OF AREAS OF RESPONSIBILITY

BOARD OF DIRECTORS

The Board of Directors is responsible for the ultimate direction, supervision and control of the Company, which it fulfills within scope of the duties stipulated in Article 716 a of the Swiss Code of Obligations. The Board of Directors establishes the strategic, organisational, accounting and financing policies to be followed by the Company.

MANAGEMENT

The Board of Directors has delegated the conduct of the day-to-day business operations to the Chief Executive Officer (CEO). The CEO is responsible for the management of the Company and for all other matters except for those reserved by law, the Articles of Incorporation and the Organisational and Management Regulations of the Company to another governing body.

The Organisational and Management Regulations of the Company are published on the Company’s web site (www.creinvest.ch/portrait/org.shtm).

3.6 INFORMATION AND CONTROL INSTRUMENTS VIS-À-VIS THE MANAGEMENT

In order to allow fulfillment of its supervising duties, the Board of Directors is provided with the following information:

•      Portfolio valuation and calculation of the estimated total net asset value of the Company on a weekly basis.

•      Detailed portfolio report containing the Investment Advisors’ investment outlook and strategy on a quarterly basis.

•                  Quarterly report from the Management of the Company. The report covers a detailed portfolio analysis, marketing and sales activities, market making, operational and personnel issues.

•                  A representative of the Investment Advisor attends the Board of Directors’ meetings in order to discuss the portfolio and related issues in depth.

•                  Consolidated financial statements as per 31 December (audited) and 30 June (unaudited) of each business year. The Board of Directors is provided additionally with an annual budget proposal for approval as well as budget comparisons.

Further to the instruments above, the internal audit department of the Julius Baer Group regularly audits the Company

3. BOARD OF DIRECTORS

as well as the subsidiary in Cayman and reports its findings to the Board of Directors of the Company. Finally, the external auditors provide the Board of Directors with a management letter after the yearly audit to report on findings and recommendations. The Company further maintains an internal control system which will be reported on at each Board of Directors’ meeting.

4. MANAGEMENT

4.1 MEMBERS OF THE MANAGEMENT

Roman Aschwanden (born 1966), Swiss citizen; MA in Business and Finance from the University of Zurich, 1992. Junior Account Manager for Swiss multi-national companies in Corporate Banking with UBS Zurich, 1993 to 1995; Chief of Staff of Investment Banking in UBS Tokyo, 1996 to 1998; Senior Project Manager for Private Banking with UBS Tokyo, 1998 — 1999; Senior Project Manager for a global wealth planning concept with UBS Zurich, 1999 — 2000; Head of Portfolio Management with GAM (Schweiz) AG, 2000 to 2004; Head of Portfolio Management, Global, responsible for investment implementation, risk, operational and business IT management in discretionary portfolio management for the whole GAM group, since 2005. Chief Executive Officer of creInvest AG, since May 2006.

Roman Aschwanden is responsible for the overall management of the Company.

4.2 OTHER ACTIVITIES AND VESTED INTERESTS

Roman Aschwanden is Head of Portfolio Management, GAM group; Board Member of GAM (Schweiz) AG, GAM Anlagefonds AG, Julius Baer Investment Fund Services Ltd. and and Julius Baer (Luxembourg) SA. Additionally, he is a member of the Transparency Council Funds of Hedge Funds (initiated by the Institute Banking & Finance IBF of Zurich University of Applied Sciences Winterthur ZHAW) as well as the Hedge Funds Committee of the Swiss Fund Association SFA.

4.3 MANAGEMENT CONTRACTS

The fee arrangement under specific agreements with related parties entered into by the Company and creInvest (Cayman) Ltd. are stated in note 7 to the consolidated financial statements on pages 52 and 53.

5. COMPENSATION, SHAREHOLDINGS AND LOANS

5.1 CONTENT AND METHOD OF DETERMINING THE COMPENSATION

The members of the Board of Directors not associated with the GAM or JB group receive a fixed compensation which is determined once by the full Board of Directors.

In accordance to the Organisational and Management Regulations of the Company, the Chairperson defines the compensation for the Management that consists of a fixed salary.

5. COMPENSATION, SHAREHOLDINGS AND LOANS

Neither for the members of the Board of Directors nor the Management are participation programmes or any other form of variable compensation in place.

5.2 COMPENSATION FOR ACTING MEMBERS OF THE GOVERNING BODIES

The total compensations (gross, accrual based) for the financial years 2007 and 2006 are as follows:

	2007		2006

Compensation of the non-executive members of the Board of Directors (current)*	CHF	44,300	CHF	42,780
Compensation of the non-executive members of the Board of Directors (resigned)	CHF	0	CHF	16,667
Compensation of the executive management (current)	CHF	129,290	CHF	64,628
Compensation of the executive management (resigned)	CHF	0	CHF	84,136
Total	CHF	173,590	CHF	208,211

* Compensation including VAT 7.6%

5.3 COMPENSATION FOR FORMER MEMBERS OF GOVERNING BODIES

No compensation was paid to former Board members of governing bodies.

5.4 SHARE ALLOTMENT

No shares were allotted to members of the Board of Directors, the Management or related parties.

5.5 SHARE OWNERSHIP

At the time of the disclosure deadline, the following shareholdings in bearer shares of the Company applied:

	No. of shares held

Members of the Board of Directors (non-executive) and related parties	304
Management (executive) and related parties	1
	Total	305

The significant shareholders are listed on page 59.

5.6 OPTIONS OWNERSHIP

No options on bearer shares of the Company were held as per 31 December 2007.

5.7 ADDITIONAL FEES AND REMUNERATION

No additional fees or remunerations have been paid to members of the Board of Directors and the Management or parties closely linked to such persons.

5. COMPENSATION, SHAREHOLDINGS AND LOANS

5.8 LOANS TO MEMBERS OF GOVERNING BODIES

The Company has not granted any guarantees, outstanding loans, advances or credits to members of the Board of Directors, the Management or parties closely linked to such persons.

5.9 HIGHEST TOTAL COMPENSATION

The highest total compensation paid to a current member of the Board of Directors in the year under review amounted to CHF 120,000.

6. SHAREHOLDERS’ PARTICIPATION RIGHTS

6.1 VOTING-RIGHTS AND REPRESENTATION RESTRICTIONS

There are no voting rights restrictions in place:

•      Each bearer share of the Company carries one vote at the Shareholders’ Meeting.

Shareholders who are unable to attend the Shareholders’ Meeting in person may be represented by a third party, their bank (safekeeping account proxy), the Company or by Dr. Richard Muller, Attorney at law, Artherstrasse 3, 6301 Zug, who acts as the independent proxy under the ruling of Art. 689c of the Swiss Code of Obligations (CO). Unless instructions to the contrary are received prior to the Shareholders’ Meeting, these representatives will vote in accordance with the proposals of the Board of Directors.

6.2 STATUTORY QUORUMS

The statutory quorums comply with the applicable legal regulations.

6.3 CONVOCATION OF THE SHAREHOLDERS’ MEETING

The convocation of the Shareholders’ Meeting complies with the applicable legal regulations. The convocation may also be requested by one or more shareholders representing together at least 10% of the share capital. The Board of Directors shall convene the requested Shareholders’ Meeting within four weeks following the receipt of the request.

6.4 AGENDA

Shareholders representing shares with a par value of at least CHF one million may request the inclusion of items on the agenda. Such requests must be submitted to the Company at least six weeks prior to the day of the Shareholders’ Meeting. The convocation and the inclusion on the agenda shall be requested in written form, listing the items and the motions.

7. CHANGES OF CONTROL AND DEFENCE MEASURES

7.1 DUTY TO MAKE AN OFFER

Article 20 of the Articles of Incorporation of the Company states that an investor who exceeds the threshold of 33 1/3% but less than 50%, respectively of the voting rights shall not be obliged to make a public offer to acquire all listed equity securities of the Company pursuant to Art 32 and Art 52 of the Federal Stock Exchange Act (SESTA).

7.2 CLAUSES ON CHANGES OF CONTROL

There are no clauses on changes of control benefiting the members of the Board of Directors and/or the Management.

8. AUDITORS

8.1 DURATION OF THE MANDATE AND TERM OF OFFICE OF THE LEAD AUDITOR

PricewaterhouseCoopers AG, Zug, has been the statutory and group auditor of the Company since 1996. Markus Schmid serves as the responsible Engagement Leader for the Company since the 2003 financial year.

8.2 AUDITING FEES

PricewaterhouseCoopers AG are the auditors of the Company. The fee paid and accrued for audit services for the financial year 2007 was USD 56,934 (2006: USD 90,066).

8.3 ADDITIONAL FEES

Additional fees in the amount of USD 47,774 were paid in 2007 (2006: 4,519).

8.4 SUPERVISORY AND CONTROL INSTRUMENTS PERTAINING TO THE AUDIT

The Board of Directors annually assesses the performance, compensation and independence of the auditors. The Board of Directors further controls on an annual basis the extent of the external auditing, the auditing plans and the respective programs and discusses auditing results with the external auditors at the Board of Directors’ meeting following the audit.

9. INFORMATION POLICY

The Company aims to keep shareholders informed with utmost transparency as early as possible. The most recent information can always be obtained on the Company’s web site:

www.creinvest.ch

9. INFORMATION POLICY

The website provides updates on share price development, performance data and the latest news – and also includes detailed monthly information.

Registered shareholders and interested parties may obtain the following information:

•      weekly performance update of share price and underlying NAV

•      monthly information on the investment performance and the portfolio structure

•      semi-annual report containing unaudited financial statements and a transparent portfolio inventory

•      annual report

All publications can be downloaded from www.creinvest.ch/download/download.shtm.

To be included on the Company’s mailing list or for further information please contact:

creInvest AG

Neugasse 4, 6301 Zug, Switzerland

Tel. +41 41 710 00 68 Fax +41 41 711 60 46 info@creinvest.ch

IMPORTANT DATES:

• End of financial year:	31 December

• Publication of annual report:	April

• Publication of semi-annual report:	August

• The Annual Shareholders’ Meeting will take place on 20 May 2008 in Zug.

CONSOLIDATED

FINANCIAL STATEMENTS

creINVEST AG CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED 31 DECEMBER 2007

Consolidated balance sheet at 31 December

(in thousands of United States dollars)

	Notes	2007	2006

Assets

Current assets
Cash at banks		5,994	6,217
Redemption receivable		13,751	4
Fixed assets		38	41
Investments	3	270,032	305,407

Total current assets		289,815	311,699

Non current assets
Investments	3	—	22,095

Total non current assets		—	22,095
Total assets		289,815	333,764

	Notes	2007	2006

Liabilities and shareholders’ equity

Current liabilities
Short term bank loan	8	—	48,100
Other short term liabilities	6	3,994	4,957

Total liabilities		3,994	53,057

Shareholders’ equity
Share capital	5	70,309	72,419
Treasury shares		(16,025)	(28,444)
General legal reserves	5	32,062	50,890
Other reserves	5	(4,564)	3,042
Retained earnings	5	204,039	182,800

Total shareholders’ equity		285,821	280,707
Total liabilities and shareholders’ equity		289,815	333,764

Total net asset value per share (in United States dollars)	380.10	352.76

The accompanying notes on pages 44 to 60 are an integral part of these consolidated financial statements.

Consolidated statement of income for the year ended 31 December

(in thousands of United States dollars)

		Notes	2007	2006

Operating income
Interest income			300	539
Net realised/unrealised gains (losses) from investments		3	29,647	39,079
Net realised gain (loss) on foreign currencies			32	387
Other income		4	47	869
			30,026	40,874
Operating expenses
Management and advisory fees		6,7	6,818	7,760
Interest expense		8	804	1,320
Other expenses		7	1,326	877
			8,948	9,957

Net income for the year			21,078	30,917

Earnings per share (in United States dollars)	Basic and fully diluted	10	26.57	35.42

The accompanying notes on pages 44 to 60 are an integral part of these consolidated financial statements.

creINVEST AG CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED 31 DECEMBER 2007

Consolidated statement of changes in shareholders’ equity for the year ended 31 December

(in thousands of United States dollars)

	Share capital	Treasury shares	General legal reserve	Other reserves	Retained earnings	Total

Balance at 31 December 2004	77,739	(594)	54,628	(5,754)	143,478	269,497
Foreign exchange difference	(10,666)	82	(7,496)	18,022	—	(58)
Net income	—	—	—	—	8,138	8,138
Balance at 31 December 2005	67,073	(512)	47,132	12,268	151,616	277,577
Foreign exchange difference	5,346	(542)	3,758	(9,226)	267	(397)
Net income	—	—	—	—	30,917	30,917
Total recognised income for the year	—	—	—	—	31,184	31,184
Purchase of treasury shares	—	(27,390)	—	—	—	(27,390)
Balance at 31 December 2006	72,419	(28,444)	50,890	3,042	182,800	280,707
Foreign exchange difference	5,663	(2,224)	3,980	(7,606)	161	(26)
Net income	—	—	—	—	21,078	21,078
Total recognised income for the year	—	—	—	—	21,239	21,239
Reduction of share capital	(7,773)	30,581	(22,808)	—	—	—
Purchase of treasury shares	—	(15,938)	—	—	—	(15,938)
Balance at 31 December 2007	70,309	(16,025)	32,062	(4,564)	204,039	285,821

The accompanying notes on pages 44 to 60 are an integral part of these consolidated financial statements.

Consolidated statement of cash flows for the year ended 31 December

(in thousands of United States dollars)

	Notes	2007	2006

Cash flows from operating activities

Purchases of securities	3	(43,648)	(369,532)
Sales of securities	3	117,017	406,585
Interest received		347	539
Operating expenses paid		(9,100)	(5,679)
Interest paid		(828)	(1,295)
Total cash (used in)/from operating activities		63,788	30,618

Cash flow from investment activities

Purchase of fixed assets		—	(41)
Total cash (used in)/from investment activities		—	(41)

Cash flow from financing activities

Net loans (repaid)/received	8	(48,100)	2,250
Purchase of treasury shares	5	(15,938)	(27,390)
Total cash (used in)/from financing activities		(64,038)	(25,140)

Foreign exchange difference		27	32

(Decrease)/increase in cash and cash equivalents		(223)	5,469

Cash and cash equivalents at the beginning of the year		6,217	748
Cash and cash equivalents at the end of the year		5,994	6,217

The accompanying notes on pages 44 to 60 are an integral part of these consolidated financial statements.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED 31 DECEMBER 2007

1. THE COMPANY AND ITS PRINCIPAL ACTIVITY

creInvest AG (the “Company”) is an investment company, which was incorporated under the laws of Switzerland on 13 March 1996. The Company’s investment activities are conducted through its wholly-owned subsidiary, creInvest (Cayman) Ltd. (“CreInvest Cayman”), an open ended investment company incorporated on 15 March 2006 under the laws of the Cayman Islands. The address of the registered office is Neugasse 4, 6301 Zug, Switzerland. The Company has two part-time employees.

The Company’s investment objective is to achieve capital appreciation with diversification of risk by investing the Company’s assets in a concentrated multi-manager portfolio investing in worldwide financial markets via hedge funds diversified at both strategy and fund manager level. It is the Company’s policy under normal conditions to invest substantially all of its assets in hedge funds in accordance with the following guidelines:

•                  The asset allocation may vary significantly during market cycles. There are no restrictions on the markets which may be used.

•                  The Company does not allocate more than 20% of its investment portfolio at cost to one single fund manager or hedge fund.

The Company makes its investments primarily in US dollar-denominated assets and does not hedge the currency exposure under normal circumstances. The Company may, however, from time to time seek to hedge all or a portion of its currency risks through the use of derivative transactions, including, but not limited to, futures, options, swaps or any combination thereof, but is not obliged to do so.

Currently, it is not the Company’s intention to pay dividends to shareholders and net income will be reinvested.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The principal accounting policies applied in the preparation of these consolidated financial statements are set out below. These policies have been consistently applied to all the years presented, unless otherwise stated.

BASIS OF PRESENTATION:

The consolidated financial statements have been prepared under the historical cost convention, modified by the revaluation of investments at fair value, and in accordance with International Financial Reporting Standards (“IFRS”) as well as the provisions of the Additional Rules of the SWX Swiss Exchange for the Listing of Investment Companies.

The preparation of consolidated financial statements in conformity with IFRS requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

In 2007, the Company adopted all new and revised IFRS which were effective for periods beginning on or after 1 January 2007. The 2006 corresponding figures have been amended as required, in accordance with the requirements of the newly adopted standards.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED 31 DECEMBER 2007

Existing revised IAS Standard adopted by the Company since 1 January 2007:

•      IFRS 7 – Financial Instruments: Disclosures

This standard requires disclosures that enable users of the financial statement to evaluate the significance of the Company’s financial instruments and the nature and extent of risks arising from those financial instruments. The new disclosures are included throughout the financial statements. While there has been no effect on the financial position or results, comparative information has been included.

•      IAS 1 – Presentation of Financial Statement: Capital Disclosure (complementary amendment to IFRS 7)

This amendment requires the Company to enable users of the financial statements to evaluate the Company’s objectives, policies and process for managing capital. These new disclosures are shown in note 9.

The following standards, interpretations and amendments to published standards that are mandatory for the Company’s accounting periods beginning on or after 1 January 2008 or later have not been adopted early:

•      IFRS 8 (effective 1 January 2009) – Operating Segments

•      IAS 1 (amended, effective 1 January 2009) – Presentation of Financial Statements

•      IAS 23 (amended, effective 1 January 2009) – Borrowing Costs

•      IAS 27 (amended, effective 1 July 2009) – Consolidated and Separate Financial Statements

•      IAS 32 (amended, effective 1 January 2009) – Financial instruments: Presentation

The Company assessed the impact of IFRS 8 and the amended standards IAS 1, IAS 23, IAS 27, IAS 32 and concluded that the adoption will result in additional disclosures in the notes to the consolidated financial statements. The Company will apply IFRS 8 and the amended standards IAS 1, IAS 23, IAS 27, IAS 32 from annual periods beginning 1 January 2009 and 1 January 2010 respectively.

All currency amounts included herein are expressed in thousands of US dollars (“TUSD”) unless otherwise noted. Certain per share information is expressed in units of US dollars unless otherwise noted.

PRINCIPLES OF CONSOLIDATION:

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, CreInvest Cayman, after elimination of all intercompany accounts and transactions.

FINANCIAL ASSETS THROUGH PROFIT OR LOSS

(a) Classification

The Company classifies its financial assets in the following designated categories: at fair value through profit or loss, and loans and receivables. The classification depends on the purpose for which the financial assets were acquired. Management determines the classification of its financial assets at initial recognition.

Financial assets or financial liabilities held for trading are those acquired or incurred principally for the purposes of selling or repurchasing in the short term including all derivatives. The Company may enter into foreign exchange contracts for the purpose of foreign exchange risk management and would in that case categorise them as financial assets or financial liabilities held for trading.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED 31 DECEMBER 2007

Financial assets and financial liabilities designated at fair value through profit or loss at inception are those that are managed and their performance evaluated on a fair value basis in accordance with the Company’s documented investment strategy. The Company’s policy is for the Investment Manager and the Board of Directors to evaluate the information about these financial assets on a fair value basis together with other related financial information.

(b) Recognition / Derecognition

Regular-way purchases and sales of investments are recognised on the trade date — the date on which the Company commits to purchase or sell the investment. Investments are derecognised when the rights to receive cash flows from the investments have expired or the Company has transferred substantially all risks and rewards of ownership.

(c) Measurement

Financial assets and financial liabilities at fair value through profit or loss are initially recognised at fair value. Transaction costs are expensed in the income statement. Subsequent to initial recognition, all financial assets and financial liabilities at fair value through profit or loss are measured at fair value. Fair values are based either on market prices or the latest available Net Asset Value (NAV) of the underlying funds as determined by the Directors in consultation with the Investment Manager and the Investment Advisor. Gains and losses arising from changes in the fair value of the ‘financial assets or financial liabilities at fair value through profit or loss’ category are presented in the income statement in the period in which they arise. Interest income from financial assets at fair value through profit or loss is recognised in the income statement within interest income using the effective interest method.

(d) Loans and receivables

Amounts due from and to brokers’ represents receivables for securities sold and payables for securities purchased that have been contracted for but not yet settled or delivered on the balance sheet date, respectively.

These amounts are recognised initially at fair value and subsequently measured at amortised cost using the effective interest method, less provision for impairment for amounts due from brokers. A provision for impairment of amounts due from brokers is established when there is objective evidence that the Company will not be able to collect all amounts due from the relevant broker. Significant financial difficulties of the broker, probability that the broker will enter bankruptcy or financial reorganisation, and default in payments are considered indicators that the amount due from brokers is impaired. Once a financial asset or a group of similar financial assets has been written down as a result of an impairment loss, interest income is recognised using the rate of interest used to discount the future cash flows for the purpose of measuring the impairment loss.

INVESTMENT INCOME:

Interest income is recognised in the statement of income using the effective interest method. Dividend income is accrued on the ex-dividend date.

EXPENSES:

Expenses, including asset-based fees due under service contracts, are recognised on an accruals basis.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED 31 DECEMBER 2007

TAXATION:

The Company is liable for Swiss Cantonal taxes on capital. The Company intends to conduct most of its business through creInvest Cayman; such activity will not be subject to any income, withholding or capital gains taxes in the Cayman Islands. Generally, the Company intends to conduct its affairs so as not to be liable to taxation in any other jurisdiction; however, it may invest in securities whose dividends may be subject to non-refundable foreign withholding taxes. Taxes on capital are recognised as other expenses.

BORROWINGS:

Borrowings are recognised initially at fair value, net of transaction costs incurred. Borrowings are subsequently stated at amortised cost; any difference between the proceeds (net of transaction costs) and the redemption value is recognised in the income statement over the period of the borrowings using the effective interest method.

TRANSLATION OF FOREIGN CURRENCY AMOUNTS:

The consolidated financial statements as of and for the years ended 31 December 2007 and 2006 are presented in US dollars.

Items included in the financial statements of each of the Company and CreInvest Cayman are measured in Swiss francs and US dollars (each a “functional currency”), respectively, so as to best reflect the economic substance of the underlying events and circumstances of each of those companies. Transactions in foreign currencies are converted into the respective functional currency at the rate of exchange ruling on the date of the transactions. Foreign exchange gains and losses resulting from the settlement of such transactions, and from the translation of monetary assets and liabilities denominated in foreign currencies, are recognised in the statement of income.

For the purposes of the presentation of these consolidated financial statements, the assets and liabilities and shareholder capital and legal reserves of the Company are translated into US dollars at the year end exchange rate 1.13214 (December 2006: 1.22068). The income and expenses of the Company are translated into US dollars at exchange rates existing at the dates of the transactions (or the average rate for the period if this approximates the actual exchange rates). All exchange differences resulting from translation into the presentation currency are reflected in shareholders’ equity as other reserves.

The following exchange rates are used for the major currency:

CHF/ USD	2007	2006

Year-end	1.13214	1.22068
Average	1.19564	1.24700

STOCK OPTION BENEFITS:

No stock options were granted in 2007 and the previous year.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED 31 DECEMBER 2007

CASH AND CASH EQUIVALENTS:

All cash, short-term deposits and other money market instruments, are considered to be cash and cash equivalents. Cash and time deposits are placed at reputable and well established banks (with a minimum rating of Aa3).

TREASURY SHARES:

In accordance with IAS 32 own shares are deducted from shareholders’ equity. All profits and losses arising from trading in own shares are directly credited/debited to equity (treasury shares).

COMMITMENTS, CONTINGENCIES AND OTHER OFF-BALANCE SHEET TRANSACTIONS:

The operations of the Company are affected by legislative, fiscal and regulatory developments for which provisions are made when potential claims against the Company seem probable and enforceable.

Provisions for legal claims are recognised when the Group has a present legal obligation as a result of past events; it is more likely than not that an outflow of resources will be required to settle the obligation; and the amount has been reliably estimated.

NET ASSET VALUE PER SHARE:

The net asset value per share is calculated by dividing the net assets included in the balance sheet by the number of shares outstanding less treasury shares held.

SEGMENT REPORTING:

The sole business segment is investing in a multi-manager portfolio investing in financial markets via hedge funds resulting in no segment disclosure reporting as per IAS 14. Therefore, the results published in this report correspond to the primary segment-reporting format.

3. INVESTMENTS

A detailed analysis of the Company’s and CreInvest Cayman’s investments in other investment companies is included on pages 50 and 51. All investments in other investment companies at 31 December 2007 and 2006 are redeemable within one year.

At 31 December 2007 and 2006 the Company did not hold any investment in another investment company in excess of 20% of total net assets.

During the year ended 31 December 2007, CreInvest Cayman purchased investments in other investment companies in the amount of TUSD nil from several GAM funds and sold TUSD 36,703 such investments to any GAM funds (2006:TUSD 36,690 and TUSD nil respectively, from/to several GAM funds). All such transactions were at the same value as would have been used in a third party transaction.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED 31 DECEMBER 2007

4. OTHER INCOME

(in thousands of United States dollars)	2007	2006

Fee rebates/equalisation	(21)	699
Other income	68	170
	47	869

5. SHAREHOLDERS’ EQUITY

The authorised and issued share capital of the Company consists of 796,000 bearer shares (2006: 884,000) of CHF100 par value each. Each share ranks equally as to distributions of income and capital; no shares have preferential voting rights. All shares are fully paid up. No shares were issued in 2007 or in 2006.

The Company’s shares are listed on the SWX Swiss Exchange, and may eventually be listed on other stock exchanges.

The other reserves at 31 December 2007 and 2006 consist of a net unrealised gain (loss) which arises on the translation of the foreign currency financial statements of the Company, which are denominated in Swiss francs.

During the year ended 31 December 2007 the Company purchased 43,780 of its own bearer shares at USD 364.55 per share, reflected in shareholders’ equity as a purchase of treasury shares (2006:86,504 own bearer shares at USD 316.65 per share). During the year ended 31 December 2007 the Company cancelled 88,000 of its treasury shares (2006: nil shares). At 31 December 2007, the Company held 44,032 uncancelled treasury shares (2006: 88,252).

Shareholders equity consists of the total share capital (net of treasury shares), legal reserves (general legal as well as other reserves) and the retained earnings.

The manager invests the assets following the Company’s investment guidelines and aims to achieve capital appreciation with diversification of risk.

6. INVESTMENT MANAGEMENT AND ADVISORY FEES TO RELATED PARTIES

Investment management and advisory fees comprise:

(in thousands of United States dollars)

	2007	2006

Fixed portion	4,383	4,322
Performance based	2,435	3,438
	6,818	7,760

Other short term liabilities at 31 December 2007 included TUSD 1,151 of fixed fees (2006: TUSD 1,101) and TUSD 2,435 of performance based fees (2006: TUSD 3,438), in respect of fees due for investment management and advisory services.

As of 31 December 2007 the Company and CreInvest (Cayman) held investments in other investment companies as follows: (all amounts in thousands of United States dollars)

		Fair Value
		31 Dec
Asset Manager	Fund	2006

Carnegie Asset Management	Carnegie Worldwide Long/Short USD	11,275
Matterhorn Investment Management	Matterhorn Resources & Energy Fund	9,924
Rutherglen Capital Pty Ltd	Rutherglen Global Media	14,167
Total Equity Hedge Global		35,366

Alson Capital Partners LLC	Alson Signature Fund Offshore Fund B	11,495
Jana Partners LLC	Jana Offshore	11,439
Tudor Investment Corporation	Witches Rock B	3,580
Total Equity Hedge US		26,514

Calypso Capital Management, LP	Calypso Overseas Ltd.	14,957
Explora Capital Management ASA	Explora European Small & Mid Cap Fund USD	15,759
Gradient Capital Partners LLP UK	Gradient Europe Fund Class A USD	8,058
Gugner Partners LLP	Gugner Long/Short Fund USD Class	19,021
Kairos Investment Management Ltd	Kairos Fund Limited Class A	11,401
Total Equity Hedge Europe		69,196

ARN Investment Partners Pte Ltd	ARN Asian Enterprise Fund	9,145
Coupland Cardiff Asset Management LLP	CC Asia Absolute Return Fund USD	12,044
Everest Capital Inc	Everest Capital China B	3,168
Veritas Asset Management (UK) Limited	Real Return Asian Fund B	9,125
Total Equity Hedge Asia-Pacific		33,482

JK Investment Management LLP	JK Japan Absolute Return Fund	5,913
Total Equity Hedge Japan		5,913

TOTAL EQUITY HEDGE STRATEGY		170,471

Brevan Howard Asset Management LLP	Brevan Howard Fund A USD	18,455
Drake Management LLC	Drake Global Opportunities Fund	16,757
JWM Partners LLC	JWM Global Macro II Fund Ltd	13,951
Pharo Management UK LLP	Pharo Macro Fund Ltd. Series 1	6,303
RK Management Ltd	Red Kite Prospect Fund I Ltd Class	4,742
Rubicon Asset Management Ltd	Rubicon Global Fund	11,908
Titanium Capital Investment Management Ltd	Titanium Commodity Fund	8,141
Total Discretionary Macro		80,257

Mapleridge Capital Corporation	Mapleridge Fund B	6,151
Total Systematic Non-Trend		6,151

TOTAL TRADING STRATEGY		86,408

Eton Park Capital Management LP	Eton Park Overseas Fund Ltd	6,386
Total Arbitrage Diversified		6,386

Black Diamond Capital Management, LLC	BDCM Offshore Fund B Lead	13,882
Blenheim Capital Management LLC	Blenheim Commodity Fund Class	—
Carrington Capital Management LLC	Carrington Inv Part. (Cayman)	14,983
Marshall Wace LLP	Marshall Wace Core Fund	—
Total Credit		28,865

Atticus Capital, LLC	Atticus European B	16,857
The Children’s Investment Fund Management (UK) LLP	Childrens Investment Fund	18,515
Blue Mountain Capital Mangement LP	Blue Mountain Credit Alternative Fund	—
Total Event Driven		35,372

TOTAL ARBITRAGE STRATEGY		70,623

TOTAL INVESTMENTS		327,502

All investments are unlisted and valued in accordance with the policies described in Note 2(d).

						Change	Change
			Proceeds			in	in	Fair Value	Number
			on	Realised	Realised	Unrealised	Unrealised	31 Dec	of
Asset Manager	Fund	Additions	Sales	Gains	Losses	Gains	Losses	2007	shares

Carnegie Asset Management	Carnegie Worldwide Long/Short USD	—	—	—	—	1,821	—	13,096	96,116
Matterhorn Investment Management	Matterhorn Resources & Energy Fund	448	(6,000)	659	—	732	—	5,763	33,436
Rutherglen Capital Pty Ltd	Rutherglen Global Media	—	—	—	—	242	—	14,409	1,153,672
Total Equity Hedge Global		448	(6,000)	659	—	2,795	—	33,268

Alson Capital Partners LLC	Alson Signature Fund Offshore Fund B	—	(4,993)	1,449	—	—	(598)	7,353	4,145
Jana Partners LLC	Jana Offshore	—	—	—	—	736	—	12,175	4,429
Tudor Investment Corporation	Witches Rock B	—	(3,865)	864	—	—	(579)	—	—
Total Equity Hedge US		—	(8,858)	2,313	—	736	(1,177)	19,528

Calypso Capital Management, LP	Calypso Overseas Ltd.	5,620	(20,630)	2,705	—	—	(2,652)	—	—
Explora Capital Management ASA	Explora European Small & Mid Cap Fund USD	458	(6,500)	1,196	—	—	(176)	10,737	34,952
Gradient Capital Partners LLP UK	Gradient Europe Fund Class A USD	239	—	—	—	—	(850)	7,447	23,178
Gugner Partners LLP	Gugner Long/Short Fund USD Class	15	(7,000)	1,216	(12)	1,514	—	14,754	88,728
Kairos Investment Management Ltd	Kairos Fund Limited Class A	—	—	—	—	689	—	12,090	67,300
Total Equity Hedge Europe		6,332	(34,130)	5,117	(12)	2,203	(3,678)	45,028

ARN Investment Partners Pte Ltd	ARN Asian Enterprise Fund	—	(9,468)	694	—	—	(371)	—	—
Coupland Cardiff Asset Management LLP	CC Asia Absolute Return Fund USD	268	(5,000)	1,800	—	1,685	—	10,797	53,841
Everest Capital Inc	Everest Capital China B	—	(3,167)	167	—	—	(168)	—	—
Veritas Asset Management (UK) Limited	Real Return Asian Fund B	37	—	—	—	2,913	—	12,075	65,063
Total Equity Hedge Asia-Pacific		305	(17,635)	2,661	—	4,598	(539)	22,872

JK Investment Management LLP	JK Japan Absolute Return Fund	—	—	—	—	—	(666)	5,247	40,766
Total Equity Hedge Japan		—	—	—	—	—	(666)	5,247

TOTAL EQUITY HEDGE STRATEGY		7,085	(66,623)	10,750	(12)	10,332	(6,060)	125,943

Brevan Howard Asset Management LLP	Brevan Howard Fund A USD	—	—	—	—	4,615	—	23,070	128,069
Drake Management LLC	Drake Global Opportunities Fund	—	—	—	—	—	(4,142)	12,615	11,875
JWM Partners LLC	JWM Global Macro II Fund Ltd	—	(14,020)	21	—	48	—	—	—
Pharo Management UK LLP	Pharo Macro Fund Ltd. Series 1	6,300	(6,300)	300	—	325	—	6,928	4,771
RK Management Ltd	Red Kite Prospect Fund I Ltd Class	—	(4,190)	—	(310)	—	(242)	—	—
Rubicon Asset Management Ltd	Rubicon Global Fund	—	(11,467)	1,902	—	—	(2,343)	—	—
Titanium Capital Investment Management Ltd	Titanium Commodity Fund	—	(7,324)	—	(396)	—	(421)	—	—
Total Discretionary Macro		6,300	(43,301)	2,223	(706)	4,988	(7,148)	42,613

Mapleridge Capital Corporation	Mapleridge Fund B	—	(6,602)	—	(1,578)	2,029	—	—	—
Total Systematic Non-Trend		—	(6,602)	—	(1,578)	2,029	—	—	—

TOTAL TRADING STRATEGY		6,300	(49,903)	2,223	(2,284)	7,017	(7,148)	42,613

Eton Park Capital Management LP	Eton Park Overseas Fund Ltd	307	(307)	104	—	2,065	—	8,555	5,186
Total Arbitrage Diversified		307	(307)	104	—	2,065	—	8,555

Black Diamond Capital Management, LLC	BDCM Offshore Fund B Lead	—	(14,072)	8,462	—	—	(8,272)	—	—
Blenheim Capital Management LLC	Blenheim Commodity Fund Class	10,000	—	—	—	533	—	10,533	4,195
Carrington Capital Management LLC	Carrington Inv Part. (Cayman)	—	—	—	—	635	—	15,618	14,000
Marshall Wace LLP	Marshall Wace Core Fund	7,456	—	—	—	—	(319)	7,137	66,850
Total Credit		17,456	(14,072)	8,462	—	1,168	(8,591)	33,288

Atticus Capital, LLC	Atticus European B	—	—	—	—	4,892	—	21,749	42,414
The Children’s Investment Fund Management (UK) LLP	Childrens Investment Fund	—	—	—	—	6,907	—	25,422	62,478
Blue Mountain Capital Mangement LP	Blue Mountain Credit Alternative Fund	12,500	—	—	—		(39)	12,461	125,000
Total Event Driven		12,500	—	—	—	11,799	(39)	59,632

TOTAL ARBITRAGE STRATEGY		30,263	(14,379)	8,566	—	15,032	(8,630)	101,475

TOTAL INVESTMENTS		43,648	(130,905)	21,539	(2,295)	32,381	(21,838)	270,032

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED 31 DECEMBER 2007

The relevant high watermark to determine the performance fee is calculated based on the net assets of CreInvest Cayman as follows (all amounts in TUSD):

	2007	2006
High watermark*	263,936	249,492
Net assets before performance fee and dividend at 31 Dec	288,289	283,875
Net trading gain/(loss)	24,353	34,383

Performance fee	(2,435)	(3,438)
Dividend	(880)	—
Net assets at 31 Dec	284,974	280,437

* High watermark is adjusted by redemptions from portfolio due to share-buy back programmes. December 2007:TUSD 16,501; November 2006:TUSD 27,554.

The performance fee is accrued weekly and paid annually in arrears.

7. SIGNIFICANT FEE AGREEMENTS WITH RELATED PARTIES

Fee arrangements under specific agreements with related parties entered into by the Company and CreInvest Cayman in relation to its investment activities and administration are:

(a)                                  Since 1 July 2006, GAM International Management Ltd., London, the Investment Advisor, and Baer Select Management Ltd., the Investment Manager, each receive a fee equivalent to 0.525% and 0.975% per annum, respectively, of the net assets of CreInvest Cayman, accrued weekly and paid quarterly in arrears and a performance fee equivalent to 3.5% and 6.5% respectively of net new trading gains (after recouping losses) of CreInvest Cayman accrued weekly and paid annually in arrears. Both agreements have been entered for an indefinite period of time. They may be terminated by either party by giving a 90 day written notice.

(b)                                 Since 1 June 2006, Julius Baer Trust Company (Cayman) Ltd., the Administrator, receives a fee at the rate of 0.12% per annum of the net asset value of CreInvest Cayman with a minimum annual fee of USD 60,000. The administrator fees for the year ended 31 December 2007 were USD 350,625 (2006: USD 288,065), of which USD 29,434 (2006: USD 28,168) was payable as at 31 December 2007 and included in other short term liabilities in the consolidated balance sheet. The agreement has been entered for an indefinite period of time. It may be terminated by either party by giving at least a 90 day written notice.

(c)                                  Brown Brothers Harriman & Co., New York, the Custodian, charges its standard fees for custody services. During the year ended 31 December 2007, custody fees of USD 99,545 were paid to Brown Brothers Harriman & Co., New York (2006: USD 98,836). The Custodian is also entitled to transaction and registration fees at normal commercial rates. The agreement has been entered into for a fixed three year period and thereafter is renewable yearly with a 60 day written notice. The agreement can be terminated on 18 April 2008 at the earliest.

In order to process certain smaller transactions, CreInvest Cayman maintains an additional custody account with Bank Julius Baer & Co. Ltd., Zurich. No additional fees apply for this account. The account has been opened for an indefinite period of time and may be closed by either party in writing.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED 31 DECEMBER 2007

(d)                                 GAM (Schweiz) AG, receives CHF 6,000 per month for administrative and accounting services provided. The agreement has been entered for an indefinite period of time. It may be terminated by either party with a 90 day written notice.

(e)                                  Bank Julius Baer & Co. Ltd., Zurich receives CHF 100,000 per annum for market making activities performed for the Company in the interests of shareholders. The agreement has been entered for an indefinite period of time. It may be terminated by either party by giving at least 30 days written notice.

8. CREDIT AGREEMENT WITH A RELATED PARTY

CreInvest Cayman entered into a general banking and security agreement on 15 April 1996 with Bank Julius Baer & Co. Ltd, New York Branch, a related party. Under this Agreement, CreInvest Cayman has access to a credit facility. The credit facility is currently set at USD 100 million and is secured by a pledge on assets held by Brown Brothers Harriman & Co., New York currently valued at USD 289 million (2006: USD 333 million). The facility is repayable at any time. In addition, CreInvest Cayman transferred general banking arrangements from Bank Julius Baer & Co. Ltd., New York Branch, to Bank Julius Baer & Co. Ltd., Zurich, a member of the Julius Baer Group. Bank Julius Baer & Co. Ltd., Zurich, will act as counterparty on all foreign exchange transactions and will provide CreInvest Cayman with credit facilities. This credit facility is set at the lesser of USD 100 million or 40% of net assets. Bank Julius Baer & Co. Ltd., Zurich has first charge over the assets of the Company. The Company has pledged its assets for use as collateral if necessary for any of its operations performed by Bank Julius Baer & Co. Ltd., Zurich.

The interest rates for bank borrowings ranged from 6.06% to 6.51% during the year ended 31 December 2007 (2006: 5.05 % to 6.15%). At 31 December 2007 CreInvest Cayman had USD nil million (2006: USD 48.10 million) outstanding.

9. FINANCIAL INSTRUMENTS AND ASSOCIATED RISKS

CATEGORIES OF FINANCIAL INSTRUMENTS:

(in thousands of United States dollars)	31-Dec-07	31-Dec-06

Financial assets
Fair value through profit or loss (FVTPL)
Investments designated as at FVTPL	270,032	327,502

Cash at banks	5,994	6,217
Redemption receivable (amortised cost)	13,751	4

Financial liabilities
Short term bank loan (amortised cost)	0	48,100
Other short term liabilities (amortised cost)	3,994	4,957

STRATEGY IN USING FINANCIAL INSTRUMENTS:

The Company’s investment objectives and activities involve exposure to varying degrees and types of risk. The following is a summary of the nature of the principal risks associated with the instruments and markets in which the Company invests; it does not represent a comprehensive listing of all risks to which the Company’s operations are exposed.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED 31 DECEMBER 2007

CREDIT RISK:

Financial assets which potentially expose the Company to credit risk consist principally of cash at banks, redemption receivables and positive fair values of derivatives. The extent of the Company’s exposure to credit risk in respect of these financial assets approximates their carrying value as recorded in the Company’s consolidated balance sheet.

During the year 2007 the Company transacted derivatives in the total amount of USD nil (2006: EUR 21.3 million).

The Company seeks to mitigate its exposure to credit risk by conducting its contractual transactions and placing its short-term funds with institutions which are reputable and well established. Most of the transactions are done through Bank Julius Baer, who has a credit rating defined by Moody’s of Aa3.

Redemption receivables of USD 13.7 million (2006:TUSD 4) are due from underlying funds. These receivables are neither past due nor impaired and there are no indications that the underlying funds would be unable to redeem these amounts. The maximum exposure towards one counterparty within redemption receivables amounts to USD 6 million (2006:TUSD 4).

MARKET PRICE RISK:

The Company’s activities expose it to the effects of fluctuations in the financial and foreign exchange markets. Although the strategy of the Company is to diversify its investments by allocating no more than 20% of assets at cost to any one money manager, it is possible that at any given time significant concentrations of investments may be made in markets and/or individual investments, including other investment companies, which may be both volatile and illiquid. Certain of the investments which the Company makes are also subject to specific restrictions on transferability and disposal. Consequently, risks exist that the Company might not be able to readily dispose of its holding in such markets or investments when it chooses and also that the price attained on a disposal is below the amount at which such investments are included in the Company’s consolidated balance sheet. The Company’s investments are continuously monitored by the Investment Manager and Investment Advisor.

There are currently no investments in the portfolio with lock-ups longer than a year.

VAR ANALYSIS:

The Investment Adviser is mandated to minimise risk in the investment portfolio by following a stringent investment and risk management process. This process breaks down in five distinct steps:

1)         Establish portfolio objectives, set strategic allocation weights and define tactical allocation ranges.

2)         Identify investment talent through extensive qualitative and quantitative research.

3)         Undertake detailed investment and operational due diligence on all underlying managers and set manager specific forward looking performance and risk parameters including VaR.

4)         Size and combine skilfully the allocation to each manager in a state-of-the art portfolio construction process based on the forward looking return and risk metrics set at each manager and the portfolio level overall. This process is repeated quarterly and the allocation fundamentally reviewed.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED 31 DECEMBER 2007

5)         Monitor and measure actual results against the expectations as set in the forward looking performance and risk parameters. The weekly monitoring is supported by monthly risk reports with contribution, attribution and VaR analysis. Finally the aggregated investment and risk exposures on the portfolio level are managed on the basis of proprietary risk factor analysis as well as an equity hedge tool. In case of violations of the individually set peformance and risk parameters further information will be required from the affected managers to explain the differences. At the same time the monitoring of such holdings / managers will be tightened. If deemed necessary the holdings will be redeemed or entirely redeemed.

OBJECTIVES AND LIMITATIONS TO THE VAR METHODOLOGY:

The VaR risk measure estimates the potential loss in pre-taxation profit over a given holding period for a specified confidence level. The VaR methodology is a statistically defined, probability-based approach that takes into account market volatilities as well as risk diversification by recognising offsetting positions and correlations between products and markets. Risks can be measured consistently across all markets and products, and risk measures can be aggregated to arrive at a single risk number.

creInvest uses VaR as one source of information to monitor the investment risks of its portfolio on an ongoing basis.

VaR is calculated on the total assets held by CreInvest Cayman (investment portfolio) and makes up of 97.62% of the total consolidated assets. The remaining assets held at the parent company are either cash (2.37% of total consolidated assets) or fixed assets (0.01% of total consolidated assets).

The use of VaR has limitations because it is based on historical correlations and volatilities in market prices and assumes that future price

Summary

Market Value	$284,974,382
Market VaR (95%)	$3,702,057
VaR (95%)	1.31%
VaR (99%)	1.95%
Volatility	5.35%
Non-Diversified VaR	2.27%
Zero-Correlation VaR	0.63%
Degree of Diversification	58.83%

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED 31 DECEMBER 2007

movements will follow a statistical distribution. Due to the fact that VaR relies significantly on historical data to provide information and may not clearly predict the future changes and modifications of the risk factors, the probability of large market moves may be underestimated if changes in risk factors fail to align with the normal distribution assumption. VaR may also be under- or over-estimated due to the assumptions placed on risk factors and the relationship between such factors for specific instruments.

VAR DEFINITIONS:

1.          VaR 95% (99%) is the maximum expected loss at a 95% (99%) confidence level over 5 days.

2.          Non-Diversified VaR is the VaR of the portfolio, should the underlying instruments be perfectly correlated.

3.          Zero Correlation VaR is calculated using the assumption that there is no correlation between all market factors.

4.          Degree of Diversification shows where the portfolio lies between Zero Correlation VaR and Non-Diversified VaR. The higher the number the greater the diversification of the portfolio.

5.          VaR by strategy shows the maximum expected loss in a specific strategy (on level 1 and 2).

6.          Contribution to VaR shows the composition of the maximum expected loss at 95% confidence level over 5 days by strategy (on level 1 and 2).

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED 31 DECEMBER 2007

7.          VaR pie chart classifies the individual hedge fund holdings in different VaR bands.

8.          All statistics are calculated using 3 years of historical weekly data with a decay factor of 0.995 unless otherwise stated. The decay factor takes the most recent price history into consideration with bigger weights (exponentially).

INTEREST RATE RISK:

Due to the short-term and pre-fixed nature of the Company’s bank loans (fixed-term loans) the interest rate risk in 2006 and 2007 was not material to the company’s results.

FOREIGN CURRENCY RISK:

Certain of the Company’s assets, liabilities, revenues and expenses are denominated in currencies other than the US dollar, primarily the Swiss franc. The Company is exposed to risks that the exchange rate of the US dollar relative to other currencies may change in a manner which has an adverse effect on the Company’s reported net income and net assets. However, such balances and transactions are not significant to the consolidated financial statements.

No specific management of foreign rate risk is required as the Company’s exposure to foreign currency is immaterial to the Company size and its financial assets.

LIQUIDITY RISK:

The liquidity risk is limited on the investment side due to the fact that the Company may hold liquid assets in the form of bank deposits with a term up to 12 months. The liquidity may be denominated in any freely convertible currency. The liquidity should typically not exceed 50% of the NAV. On the liability side the liquidity risk is limited due to the fact that the Company may, on a consolidated basis, make use of leverage up to 40% of its net assets. However, this must not exceed USD 100 million. Any leverage is secured by the Company’s assets. Deposits as well as loans are always rolled on a weekly basis. The interest rate risk is therefore limited to the weekly roll-over (as the interest might increase or decrease). As deposits can any time be invested in hedge funds again the risk of falling interest rates can be mitigated and re-investment is therefore under the full control of the Investment Manager / Adviser. The same applies to the liability side. Leverage is only sought at times when the investment return is likely to be higher than the refinancing costs. The Investment Manager / Adviser actively drives this decision. As the leverage is limited to 40% or USD 100 million a negative trend in investment performance or

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED 31 DECEMBER 2007

refinancing costs can be mitigated through a quicker reduction in the leverage through partial liquidation of the investment portfolio. At times loans were required to refinance share buy-back programmes which were paid back as quickly as operationally feasible.

The table below analyses the Company’s financial liabilities and net settled derivative financial liabilities into relevant maturity groupings based on the remaining period at the balance sheet date to the contractual maturity date. The amounts in the table are the contractual undiscounted cash flows.

As stated in note 8 creInvest Cayman has access to a credit facility which is currently set at USD 100 million and is secured by a pledge on assets held by Brown Brothers Harriman & Co., New York. As per 31 December 2007 the Company did not make any use of this credit facility. The USD 48.1 million as reported as per 31 December 2006 was used primarily for refinancing the share buy-back and to some minor extent for leveraging.

			>1 month
At 31 December	< 1 month		<6 months
in US dollars thousand	2007	2006	2007	2006

Financial liabilities at fair value through profit or loss
Short term bank loan	0	48,100	0	0
Other short term liabilities	92	0	3,883	4,941

Total financial liabilities	92	48,100	3,883	4,941

FAIR VALUE ESTIMATION:

At 31 December 2007 and 2006, the carrying amounts of all assets and liabilities on the consolidated balance sheet approximated their fair values based on market prices or the latest available Net Asset Value (NAV) of the underlying funds as determined by the Directors in consultation with the Investment Manager and the Investment Advisor. In this respect, investments in other investment companies which are not publicly traded are normally valued at the underlying net asset value as advised by the managers or administrators of these investment companies, unless the Directors are aware of good reason why such a valuation would not be the most appropriate indicator of fair value.

CAPITAL MANAGEMENT:

The Company defines the in accordance to IFRS disclosed shareholders’ equity as the managing capital. The aim of the Board of Directors is to maximise the shareholders’ value. There are no external requirements in place as to how the capital needs to be managed.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED 31 DECEMBER 2007

10. EARNINGS PER SHARE

Earnings per share are calculated by dividing the net income for the year of TUSD 21,078 (2006:TUSD 30,917) by the weighted average number of shares outstanding during the year, less the Company’s own shares held. New shares are included for the portion of the year during which they were in issue, giving a weighted average during 2007 of 793,251 shares in issue (2006: 872,769 shares). There were no potentially dilutive shares or equivalents outstanding at 31 December 2007 or 2006.

11. SIGNIFICANT SHAREHOLDERS

Shareholders that held in excess of 5% of the share capital of the Company during the year ended 31 December 2007 were as follows (prior holdings are also disclosed for such shareholders):

		Date of publication
		(Swiss Official
Shareholder	Address/details	Gazette of Commerce)	Holding

Julius Baer Group	Bank Julius Baer & Co. Ltd.	12 December 2007	21.84%
	Zurich, Switzerland	12 December 2007	27.14%
		23 August 2007	21.79%

Pensionskasse SBB	Berne, Switzerland	13 October 2003	5.43%

CreInvest AG	Zug, Switzerland	12 December 2007	5.53%
		21 August 2007	< 5%

12. MANAGEMENT STOCK OPTION PLAN

No options are outstanding nor were allotted in 2007 and 2006.

13. BOARD AND KEY MANAGEMENT COMPENSATION

The disclosure of the following remuneration to the members of the Board of Directors and the CEO is made according to the accrual principle for the reporting period.

(For further information on ‘compensation money for related parties’ and ‘share ownership’ refer to notes 3 and 4 of the unconsolidated financial statements on pages 65 and 66).

Board and key management compensation:

(in thousands of United States dollars)

	2007	2006

Short-term employee benefits	145	167
Post-employment benefits	0	12

Total	145	179

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED 31 DECEMBER 2007

CONSOLIDATED FINANCIAL STATEMENTS

14. COMMITMENTS, CONTINGENCIES AND OTHER OFF-BALANCE SHEET TRANSACTIONS

The Company and CreInvest Cayman had no commitments or other off-balance sheet transactions open at 31 December 2007 and 2006.

The following derivatives transactions were carried out in 2007:

The Company engaged in no derivatives transaction throughout year 2007.

The following derivatives transactions were carried out in 2006:

	Contract volume				Open as at
	Purchases		Sales in		Balance-sheet			Market Value
Financial instrument	in 2006		in 2006		date		Due date	in TUSD

Forex forwards
USD/EUR	EUR	21,300,000	EUR	21,300,000	EUR	0	—	0
Highest exposure			EUR	(13,300,000)

The forward contracts are secured by a pledge on assets held by Brown Brothers Harriman & Co., New York currently valued at USD 289 million (2006: USD 333 million).

These transactions were used to hedge the EUR exposure in underlying hedge funds against the USD. No hedge accounting was applied as both the underlying investments and the derivatives were fair valued through profit and loss.

The Company enters into foreign exchange contracts with reputable and well established banks (with a minimum rating of Aa3).

The operations of the Company and CreInvest Cayman are affected by legislative, fiscal and regulatory developments for which provisions are made where deemed necessary. The Management concludes that as of 31 December 2007 no proceedings exist which could have any material effect on the financial position of the Company and CreInvest Cayman.

15. APPROVAL OF THE FINANCIAL STATEMENTS AND SUBSEQUENT EVENTS

There were no events subsequent to 31 December 2007 through to the date of approval which would affect the 2007 consolidated financial statements.

On 7 November 2007 the shareholders approved in an extraordinary meeting the reduction of the nominal capital from CHF 79.6 million to CHF 159,200 by paying out CHF 99.80 per share to the existing shareholders. The respective reduction in nominal capital was approved and recorded by the Commercial Registry of Zug on 30 January 2008. The payment was effectively made on 8 February 2008.

The consolidated financial statements were approved for issue to the shareholders’ meeting by the Board of Directors on 12 March 2008. The final approval and authorisation of the consolidated financial statements for issue to the public is subject to shareholders’ resolution at the Annual General Meeting.

REPORT OF THE GROUP AUDITORS

PricewaterhouseCoopers AG
Grafenauweg 8
Postfach 4763
6304 Zug
Telephone +41 58 792 68 00
Fax +41 58 792 68 10

Report of the group auditors

to the general meeting of

creInvest AG

Zug

As auditors of the group, we have audited the consolidated financial statements (balance sheet, income statement, statement of cash flows, statement of changes in shareholders’ equity and notes / pages 42 to 60) of creInvest AG for the year ended December 31, 2007.

These consolidated financial statements are the responsibility of the Board of Directors. Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We confirm that we meet the legal requirements concerning professional qualification and independence.

Our audit was conducted in accordance with Swiss Auditing Standards and with the International Standards on Auditing, which require that an audit be planned and performed to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement. We have examined on a test basis evidence supporting the amounts and disclosures in the consolidated financial statements. We have also assessed the accounting principles used, significant estimates made and the overall consolidated financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In accordance with Article 20 of the Additional Rules for the Listing of Investment Companies of SWX Swiss Exchange we draw attention to Note 3 of the consolidated financial statements. As indicated in Note 3, the financial statements include unquoted investments stated at their fair value of USD 270.03 million. Because of the inherent uncertainty associated with the valuation of such investments and the absence of a liquid market, these fair values may differ from their realisable values, and the difference could be material. The fair values of these investments have been determined by the Board of Directors and have been disclosed in Note 3. We have reviewed the procedures applied by the Board of Directors in valuing such investments and have viewed the underlying documentation. While in the circumstances the procedures appear to be reasonable and the documentation appropriate, the determination of fair values involves subjective judgment which cannot be independently verified.

In our opinion, the consolidated financial statements give a true and fair view of the financial position, the results of operations and the cash flows in accordance with the International Financial Reporting Standards (IFRS) and comply with the accounting provision of the Additional Rules for the Listing of Investment Companies of SWX Swiss Exchange as well as with Swiss law.

We recommend that the consolidated financial statements submitted to you be approved.

PricewaterhouseCoopers AG

Markus Schmid	Albert Schönenberger
Auditor in charge

Zug, March 12, 2008

UNCONSOLIDATED

FINANCIAL STATEMENTS

creINVEST AG UNCONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED 31 DECEMBER 2007

Unconsolidated balance sheet at 31 December

(in Swiss francs)

	2007	2006

Assets
Current assets
Cash at banks	999,692	611,159
Own shares	17,821,561	34,720,264
Other receivables - third parties	4,975	2,871
Other receivables - group	349,277	—
Accrued income	370	2,052
	19,175,875	35,336,346
Non-current assets
Tangible fixed assets	42,586	51,106
Investments	99,316,572	117,940,122
	99,359,158	117,991,228
Total assets	118,535,033	153,327,574

Liabilities and shareholders’ equity
Current liabilities
Other short term liabilites	347,489	316,253
Tax accural	21,264	20,000
	368,753	336,253
Shareholders’ equity
Share capital, net of treasury shares	79,600,000	88,400,000
Legal reserves:
Legal reserves	19,600,000	19,600,000
Share premium	422,480	9,666,282
Other reserves (own shares)	18,142,943	34,720,264
Retained earnings	604,775	571,591
Earnings for the period	(203,918)	33,184
	118,166,280	152,991,321
Total liabilities and shareholders’ equity	118,535,033	153,327,574

Unconsolidated statement of income for the year ended 31 December

(in Swiss francs)

	2007	2006

Operating income
Dividend income	1,052,280	—
Interest income	23,819	2,346
Exchange differences	38,214	482,592
Other income	—	9,000
	1,114,313	493,938
Operating expenses
Board of Directors’ fee including social security	44,300	56,667
Staff costs	219,218	172,738
Depreciation of own shares	321,382	—
Other expenses	711,331	211,045
	1,296,231	440,450

Income before taxes	(181,918)	53,488
Taxes	(22,000)	(20,304)
Net income for the period	(203,918)	33,184

NOTES TO THE UNCONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED 31 DECEMBER 2007

1. Notes in accordance with Article 663b of the Swiss Code of Obligations

1.1 Investment

		2007	2006

creInvest (Cayman) Ltd., Cayman, investment company, valued at cost	Interest in capital	100%	100%
	Capital in Swiss francs	99,316,572	117,940,122
	Capital in US dollars*	83,159,328	99,659,328

*rates of exchange are corresponding to the transaction rates

1.2 Own shares held by creInvest AG, Zug

	2007	2006
	number of shares	number of shares

Balance at 1 January	88,252	1,748
Cancellation	(88,000)	—
Purchases	43,780	86,504
Balance at 31 December	44,032	88,252

2. Significant shareholders

The shareholders listed below disclosed their holdings in 2007. For the sake of complete information, we also list the shareholders that own in excess of 5% of the share capital and disclosed their holding in previous years.

		Date of
		publication
		(Swiss Official
		Gazette of
Shareholder	Address/details	Commerce)	Holding

Julius Baer Group	Shares held by Bank Julius Baer & Co. Ltd.	12 December 2007	21.84%
	Zurich, Switzerland	12 December 2007	27.14%
		23 August 2007	21.79%

Pensionskasse SBB	Berne, Switzerland	13 October 2003	5.43%

creInvest AG	Zug, Switzerland	12 December 2007	5.53%
		21 August 2007	<5%

3. Compensation money for related parties

(in thousands of Swiss Francs)

The members of the Board of Directors not associated with the GAM or JB group receive a fixed compensation which is determined once by the full Board of Directors. In accordance to the Organisational and Management Regulations of the Company, the Chairperson defines the compensation for the Management that consists of a fixed salary.

Neither for the board members of the Board of Directors nor the Management are participation programmes or any other form of variable compensation in place.

	Compensation fixed	Social Security	Compensation total
Board of Directors	in CHF	in CHF	in CHF

Andy Hanges (President)	0	0	0
Frank Schneider (Vice-President)	0	0	0
Roman Aschwanden (Delegate)	0	0	0
Gérard Bagnoud (Member) *	21,520	0	21,520
Peter Fletcher (Member)	20,000	2,780	22,780

Total Compensation to Board of Directors	41,520	2,780	44,300

* Compensation including VAT 7.6%

NOTES TO THE UNCONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED 31 DECEMBER 2007

	Compensation variable	Social Security	Compensation total
Management	in CHF	in CHF	in CHF

Roman Aschwanden	120,000	9,290	129,290

Total Compensation to Management	120,000	9,290	129,290

4. Share ownership

At the time of disclosure deadline, the following shareholdings in bearer shares of the Company applied:

Board of Directors		Shares

Andy Hanges	President	1
Frank Schneider	Vice-President	1
Roman Aschwanden	Delegate and CEO	1
Gérard Bagnoud	Member	301
Peter Fletcher	Member	1

5. Movements on retained earnings

(in Swiss Francs)

	2007	2006

Retained earnings at the beginning of the period	604,775	571,591
Net income for the period	-203,918	33,184

Retained earnings at the disposal of the Annual Shareholders’ Meeting	400,857	604,775

Proposal of the Board of Directors for appropriation of retained earnings in Swiss francs

	Proposal of the Board of Directors	Resolution of the Annual Shareholders’ Meeting 2006

Retained earnings

To be carried forward	400,857	604,775

In addition, the Board of Directors proposes that CHF 3,680,000 be transferred from legal reserves to other reserves.

REPORT OF THE STATUTORY AUDITORS

PricewaterhouseCoopers AG
Grafenauweg 8
Postfach 4763
6304 Zug
Telephone +41 58 792 68 00
Fax +41 58 792 68 10

Report of the statutory auditors

to the general meeting of

creInvest AG

Zug

As statutory auditors, we have audited the accounting records and the financial statements (balance sheet, income statement and notes to the statutory financial statements / pages 64 to 66) of creInvest AG for the year ended December 31, 2007.

These financial statements are the responsibility of the Board of Directors. Our responsibility is to express an opinion on these financial statements based on our audit. We confirm that we meet the legal requirements concerning professional qualification and independence.

Our audit was conducted in accordance with Swiss Auditing Standards, which require that an audit be planned and performed to obtain reasonable assurance about whether the financial statements are free from material misstatement. We have examined on a test basis evidence supporting the amounts and disclosures in the financial statements. We have also assessed the accounting principles used, significant estimates made and the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the accounting records and financial statements and the proposed appropriation of reserves and available earnings comply with Swiss law and the company’s articles of incorporation.

We recommend that the financial statements submitted to you be approved.

PricewaterhouseCoopers AG

Markus Schmid	Albert Schönenberger
Auditor in charge

Zug, March 12, 2008

GLOSSARY

HEDGE FUND STRATEGY DEFINITIONS

The hedge fund universe comprises a wide range of different types of investment strategy and sub-strategy. There is no universally accepted classification of hedge fund strategies; index providers have their own systems as do hedge fund management companies and investors. On the following pages the strategy classification used by the Investment Advisor is outlined and definitions of each strategy and sub-strategy are provided.

Broadly, the Investment Advisor splits it into three top level strategies; arbitrage, equity hedge and trading. These are then divided into a number of sub-strategies. It should be noted that the Investment Advisor classifies equity hedge funds firstly by the fund’s regional focus and then within each regional category, into the sub-strategies shown below; equity long/short, market neutral, short bias and sector funds.

INVESTMENT ADVISOR’S CLASSIFICATION SCHEME HEDGE FUND STRATEGIES

ARBITRAGE

Arbitrage funds, with their generally low correlation to bond and equity markets, aim to provide investors with a combination of performance and low volatility. Arbitrage encompasses a wide range of different hedge fund strategies and sub-strategies.

CONVERTIBLE AND VOLATILITY ARBITRAGE

The convertible and volatility arbitrage sector includes three types of strategies: convertible arbitrage, volatility arbitrage and those that are predominantly a combination of the two but may also include complementary strategies such as index arbitrage.

HEDGE FUND STRATEGY DEFINITIONS

CONVERTIBLE ARBITRAGE

Convertible arbitrage funds purchase a portfolio of convertible bonds and hedge a portion of the equity risk by selling short equities of the bond issuers. In some circumstances, managers may also seek to hedge credit risk and/or interest rate exposure. The strategy includes two main types of fund: those focused extensively on credit and sub-investment grade bonds, and those that focus more on volatility and hedge their credit exposure. The sector may also include convertible arbitrage funds that are more directional, i.e. they do not completely delta hedge each position, thereby taking a view on the underlying equities.

VOLATILITY ARBITRAGE

Many derivatives, particularly options, are sensitive to the levels of volatility in the market prices of securities. Volatility arbitrage strategies aim to directly exploit mis-pricings in volatility between options or between the relative volatility of options versus their underlying securities. Many of these strategies aim to be long volatility in order to make money when volatility increases but this must be carefully balanced against the cost of the option and the potential to lose money if volatility decreases. Managers typically employ sophisticated modelling and simulation tools to quantify, optimise and/or hedge their exposures. Funds in the sector may focus on single stock options, index options/futures and/or equity dispersion trading. Some funds may also focus on non-equity volatility or a combination of all of these.

VOLATILITY DIVERSIFIED

This sector encompasses funds whose focus is a combination of convertible and volatility arbitrage, as well as ancillary strategies. For example, they may mix event-oriented strategies with volatility trading or hold some relative value positions in their portfolio. The majority of the investments, however, will be in convertible and volatility arbitrage.

CREDIT ARBITRAGE

Credit Arbitrage also looks at credit securities, but compared to credit long short, derivatives and relative mispricings play a larger role in idea generation and trade construction. They may have exposure to other factors such as correlation of default or credit spread volatility, so are not necessarily neutral to all market factors.

CREDIT LONG/SHORT

CREDIT LONG/SHORT

Credit long/short funds aim to achieve returns by identifying fundamental opportunities expressed through long or short positions in credit instruments. Returns, which can be correlated with movements in credit spread, are generated through both carry (income) and capital appreciation/depreciation.

HEDGE FUND STRATEGY DEFINITIONS

EMERGING MARKETS CREDIT

Emerging market credit funds focus on investing in credit risks in emerging markets. Political risk is often a major factor in determining the performance of these strategies. Funds may invest in sovereignfocused risk, dollar denominated or Brady bonds only or include local sovereign debt, emerging markets corporate credit or distressed debt and trade finance.

ASSET BACKED SECURITIES / LEVERAGED FINANCE

MORTGAGE AND ASSET-BACKED CREDIT

Mortgaged and asset-backed securities are secured by either high value collateral, usually hard assets like real estate, or high confidence cash flows, such as those arising from senior secured liabilities like bank loans. Hedge funds investing in these areas generally find opportunities either from analysis of the underlying credit characteristics of the assets or from the complexity of the structures which govern the coupon payments. Collateral types can include residential and commercial mortgages, pools of receivables or bank loans.

SPECIALISED LOANS

Specialised loans tend to be made directly to companies by hedge funds, without an arranging or securitising agent. The loans are often originated by the funds themselves, frequently through direct relationships with management of the borrowing entities. Examples of specialised loans include mezzanine loans, specialist bank loans, loans to micro-cap companies or trade finance where the credit risk is that of the corporate counterparty.

DISTRESSED

Funds employing this strategy invest primarily in the debt of companies in financial distress or bankruptcy. Such securities typically trade at substantial discounts to par as existing investors often sell the debt of companies which start to experience financial distress or file for bankruptcy. These investors either cannot or do not wish to hold debt that is undergoing the procedural complexities of the bankruptcy or reorganisation process. Distressed managers seek to profit by buying debt below what they estimate to be its ultimate recovery value during or upon finalisation of the reorganisation process.

EVENT DRIVEN

Event driven strategies focus on capturing price movements or anomalies generated by corporate events. Many funds are equity-oriented but more diversified funds may invest in credit as well as equities, although they typically hold more than 25% of their portfolios in equities.

HEDGE FUND STRATEGY DEFINITIONS

ACTIVIST EQUITY

The managers of activist equity funds seek to take an active approach as shareholders of companies, engaging with company managements to create catalysts for change. These funds are often long biased.

EVENT DRIVEN DIVERSIFIED

The event driven diversified sector encompasses funds that pursue a combination of event driven strategies within one portfolio.

‘HARD CATALYST’ EVENT DRIVEN

These funds invest primarily in announced event arbitrage or ‘risk arbitrage’. This strategy seeks to capture the spread between the current stock price of a company that is the target of a merger or acquisition and that company’s stock price when the deal closes at some point in the future. Other hard catalyst investments may include spin-offs, asset sales, balance sheet restructurings, special dividends or holding company trades.

‘SOFT CATALYST’ EVENT DRIVEN

‘Soft catalyst’ event driven funds tend to focus mainly on ‘value’ equity positions where there is a perceived catalyst for change. Managers look at a wider range of events than ‘hard catalyst’ event driven managers, including potential takeover candidates and restructurings over longer time scales.

RELATIVE VALUE

Relative value arbitrage encompasses a number of sub-strategies. Generally, relative value managers seek to profit from the mis-pricings of related financial instruments; they use quantitative and qualitative analysis to identify securities, or spreads between securities, that deviate from their perceived fair value and/or historical norms. Relative value sub-strategies mainly include fixed income strategies.

FIXED INCOME RELATIVE VALUE

Fixed income relative value funds trade a broad range of government bonds, swaps, money markets and swaption instruments. These funds sometimes have a small exposure to mortgages and credit but it is not their primary focus.

MORTGAGE RELATIVE VALUE

Mortgage relative value funds focus on liquid mortgage securities. Hedge funds investing in these securities typically model the impact of changes in interest rates and other factors on the repayment or

HEDGE FUND STRATEGY DEFINITIONS

prepayment characteristics of an underlying pool of assets, and attempt to identify securities that are mis-priced relative to other mortgages in the market. They may hedge out exposure to interest rate fluctuations using Treasuries, swaps or other fixed income derivatives. These funds do not generally take any credit risk.

MUNICIPAL BOND ARBITRAGE

These funds focus on the municipal bond market in the US. Municipal bonds are issued by US states, municipalities or counties, in order to finance capital expenditures. Municipal bonds are exempt from federal taxes and from most state and local taxes. Municipal bond arbitrage funds seek to profit from tax rate arbitrage and non-economic selling, often by retail investors who make up the majority of the investors in the asset class.

RELATIVE VALUE DIVERSIFIED

The relative value diversified sector tends to include strategies that invest outside fixed income. Examples include commodity relative value funds, funds pursuing ADR/GDR arbitrage strategies and closed fund discount arbitrage. It should be noted that statistical arbitrage equity funds are typically categorised as either systematic non-trend under Trading or equity long/short under Equity Hedge.

ARBITRAGE DIVERSIFIED

The arbitrage diversified sector comprises funds that employ a combination of arbitrage strategies opportunistically within a single portfolio. These funds often pursue more than one strategy and trade a range of asset classes. An example might be a fund that invests in corporate credit as well as government/mortgage fixed income relative value trading.

EQUITY HEDGE

Equity hedge strategies focus on investing in shares of companies and generally seek to profit from under- or over-valued situations. Equity hedge managers tilt their portfolios to suit market conditions and exploit opportunities through control of market exposure and the use of equity and index derivatives and short selling.

LONG/SHORT

Many equity hedge fund managers seek to achieve returns by building long positions in equities which they believe are undervalued and selling short stocks that they believe are overvalued, in anticipation of buying them back at a lower price. Conservative funds mitigate market risk by maintaining market exposure from zero to 100%. Aggressive funds may magnify market risk by exceeding 100% exposure, and in some instances maintain a short exposure.

HEDGE FUND STRATEGY DEFINITIONS

MARKET NEUTRAL

These funds aim to build portfolios that are ‘dollar neutral’ in that they involve a zero net investment in a particular stock market or ‘market neutral’ in that they are isolated from rises or falls in the stock market as a whole. Typically the manager will look for pairs of stocks where essentially similar companies have divergent prospects, or where their prices are out of line with the normal relationship. The manager will also usually consider momentum in price movements.

SECTOR

Sector equity hedge funds focus on a single, or multiple market sectors and can employ a combination of the other equity hedge strategies above.

SHORT BIAS

Short bias funds may take both long and short equity positions but are normally ‘net short’. They can also use futures or options in an attempt to hedge and may have a regional or sector specific focus. The short bias of a manager’s portfolio must be constantly greater than zero to be classified in this category.

LONG ONLY

These primarily directional strategies involve equity, fixed interest and real estate investing concentrating on the long side of the market. The focus may be regional, such as US or European equity, or sector specific, such as technology or healthcare stocks. Long only funds use hedging techniques or invest in derivatives to only a limited extent.

TRADING

Trading funds can invest in currencies, fixed income instruments, equities and commodities. These funds can be long or short in any or all of their holdings and can use futures and options. The flexibility to combine elements and vary market exposure means that trading funds may have low or zero correlation to equity and bond markets. Positions taken in a trading fund may include currencies; for example long USD/short EUR, bonds; for example short Japanese government bonds, long corporate bonds/short Treasuries, or commodities; for example long oil.

DISCRETIONARY MACRO

Discretionary macro strategies profit from predicting the impact of changes in global economies, typically brought about by shifts in various government policies which impact interest rates, in turn affecting currencies, equities and bond markets. These funds generally participate in equity indices, fixed income, currency and commodity markets and characteristically take more aggressive approaches to market exposure.

HEDGE FUND STRATEGY DEFINITIONS

SYSTEMATIC MACRO

These strategies take advantage of situations in equity, fixed income and currency markets where historical relationships between prices appear to have broken down. Individual securities may be mis-priced in relation to an underlying security, entire groups of securities or an entire market. The manager may use fundamental, mathematical or technical analysis to identify mis-pricings.

SYSTEMATIC TREND

These strategies attempt to identify and to follow price movements. Trend followers typically invest aggressively in diversified futures and options markets. These derivatives may be linked to underlying equity indices, fixed income markets, currencies or commodities.

SYSTEMATIC NON-TREND

Non-trend strategies assume that markets often over- (or under-) react to price pressures. Non-trend managers attempt to benefit from markets’ reversion to the mean and tend to participate in diversified and liquid futures and options markets and to trade in greater volumes than trend following hedge fund managers.

TERMS

ADMINISTRATOR

The administrator provides the company with services such as keeping the account books and records, processing related correspondence and calculating the Net Asset Value (NAV).

ALPHA

A measure of a fund manager’s ability to generate returns unrelated to market movements. Positive alpha indicates that the manager has generated returns in excess of those expected, given its beta. Negative alpha indicates that the manager has not achieved performance in excess of that expected, given its beta.

ANNUALISED STANDARD DEVIATION

The annualized standard deviation is the standard deviation multiplied by the square root of the number of measurement periods in one year.

ASSET ALLOCATION

Apportioning of the investment fund among categories of assets.

BENCHMARK

A benchmark serves as a guideline for the investment policy of a fund. The performance of the active manager is measured against that benchmark. The benchmark is also referred to as the “normal” or “neutral” portfolio.

TERMS

BETA

A measure of the volatility of the performance of an investment relative to the performance of the underlying market. An investment with a beta of 1 indicates that its performance will move up or down in line with the performance of the market. An investment with a beta of more than 1 means that its performance rises and falls more than that of the market; beta of less than 1 means that its performance rises and falls less than that of the market.

BROKER

A person or firm that acts as an intermediary between buyer and seller, enabling them to enter into a contract to which the broker acts as agent. Normally, the broker is a member of a professional or regulated body, charging a commission or fee for its services.

CALMAR RATIO

The average annual return for the latest 36 months divided by the maximum drawdown during each of the latest 36 months.

CAPM (CAPITAL ASSET PRICING MODEL)

A method of calculating the return expected from an investment, given its risk. The model argues that the expected return of a security or a portfolio is equal to the risk-free rate plus a risk premium, which represents the compensation that investors receive for holding an investment that involves risk.

CASH

Immediately accessible or realisable assets that do not fluctuate in value.

CLOSED-END FUND

A closed-end fund is an investment trust that pools assets of investors and issues a fixed number of shares. It is listed on a stock exchange or offered by an investment institution.

COEFFICIENT OF DETERMINATION

R2 measures the percentage of the total volatility of an investment which is explained by the total volatility of the benchmark.

CONTRIBUTION ANALYSIS

Measures the contribution of constituents of a portfolio to the overall return of the portfolio for a given period. Over short time periods, the contributions from the underlying constituents of the portfolio are equal to the return of the overall portfolio for that period. Over longer time periods there is a discrepancy between the sum of the contributions and the return of the overall portfolio, as a result of o the compounding.

CORRELATION

A measure of how closely one set of returns, such as the performance of a fund, is related to another, such as the performance of the overall market. Correlation measures fall between -1, which represents perfect negative correlation (the two sets of returns move in opposite directions to each other) and +1, which represents perfect positive correlation (the two sets of returns move in unison). A correlation measure of 0 denotes unrelated correlation (the two sets of returns move independently of one another).

CURRENCY RISK

The portion of volatility in a portfolio’s return caused by uncertainty in foreign exchange rate movements.

CUSTODIAN

A body, normally a bank or financial institution, that holds securities under a written agreement on behalf of third parties and buys or sells securities when instructed.

TERMS

DERIVATIVE

Instrument derived from securities, currencies, commodities, indices, or indicators representing any of these. The price of a derivative will move in direct relationship to the price of the underlying instrument.

DISCOUNT

A closed-end fund sells at a discount, when the current market price is lower than its NAV or intrinsic value.

DIVERSIFICATION

A reduction of risk by holding different securities in a portfolio. The more securities in a portfolio and the less they correlate with one another, the more diversification the portfolio is likely to have.

DOWNSIDE DEVIATION

The standard deviation of a portfolio’s returns that are below zero. The lower this measure the better, with a result of zero indicating that no returns were below zero.

DRAW DOWN

Period of negative performance, typically measured on a monthly basis, from peak to trough, expressed in percentage of NAV.

DUE DILIGENCE

Process in which analysts judge the fund’s and fund manager’s background and financial reliability.

FUND

Pool of investments, operated by an investment company that raises money from shareholders and invests in financial instruments such as stocks, bonds, options, futures, currencies and money market securities.

FUND EXPOSURE

Illustrates the exposure of a hedge fund portfolio to the market. Gross long exposure shows the percentage of the portfolio invested in long positions. Gross short exposure shows the percentage of the portfolio held in short positions. The aggregate fund exposure represents the sum of the gross long and short exposure, i.e. if the fund is 100% gross long and 25% gross short, its aggregate fund exposure is 125%. This is a measure of how much of the fund’s balance sheet is being used, and if it is over 100%, indicates the amount of leverage employed by the fund. The fund’s net exposure is calculated by subtracting the short exposure from the long exposure, i.e. if the fund is 100% gross long and 25% gross short, it is 75% net long.

FUND OF FUNDS

Fund that invests in other funds. The concept behind such funds is that they are able to move money between the best funds in the industry to take strategic advantage of changing market conditions, and thereby increase shareholder’s returns with more diversification than is offered by a single fund.

FUTURES

An investment instrument that involves a contract to buy or sell a fixed quantity of a particular commodity, currency or security for delivery at a fixed date in the future at a fixed price.

GAIN DEVIATION

A variation on the standard deviation calculation that considers only positive return periods in calculating the mean (gain mean) and in computing the variation from this mean.

HEDGE FUNDS

Funds that focus on absolute return and not on performance relative to a benchmark. The term covers a broad range of funds adopting a variety of investment techniques and strategies.

TERMS

HIGH WATERMARK

The term is usually used with regard to incentive or performance fees. The high watermark is the greatest NAV recorded for a particular period or most often since inception (all-time high). Increases in NAV beyond the high watermark make the investment manager eligible for performance fees

HURDLE RATE

Rate that a manager must exceed in order to be qualified to receive incentive fee (provided they exceed the high watermark).

INVESTMENT ADVISER

Provides the investment manager with non-binding investment proposals concerning the investments and reallocations of the assets, and monitors and reports developments of the investment vehicles.

INVESTMENT MANAGER

Provides the management services and is responsible for investing the portfolio with money managers.

JENSEN’S ALPHA

The Jensen measure of alpha calculates the return that a portfolio generates in excess of that predicted by CAPM (Capital Asset Pricing Model), given the beta of the fund and the average return of the market. Annualised Jensen’s alpha measures this on an annualised basis.

KURTOSIS

A measure of the shape of the distribution curve of a set of returns. The kurtosis of a normal distribution curve is three. Higher kurtosis, ie above three, means that returns are more concentrated around the mean and ‘fat tails’ (that is, a higher probability than a normal distribution of extreme values). Lower Kurtosis, ie below three, means that the distribution of returns has a smaller peak around the mean and ‘thin tails’ (that is, a lower probability than a normal distribution of extreme values).

LEVERAGE

The use of borrowed capital, such as margins, options or futures, commonly used to increase the potential return of an investment. The use of leverage is restricted to those funds whose investment guidelines permit its use, typically hedge funds. For example, relative value arbitrage managers may use leverage to enable them to exploit very small anomalies in the pricing of bond derivatives, which are themselves leveraged instruments.

LIMITED PARTNERSHIP

Organization made up of a general partner, who manages, and limited partners, who invest money with limited liability, are not involved in the day-to-day management, and usually cannot lose more than their capital contribution.

LONG POSITION

Ownership of a security, giving the owner the right to transfer ownership to someone else.

LOSS DEVIATION

A variation on the standard deviation calculation that considers only negative return periods in calculating the mean (loss mean) and in computing the variation from this mean.

MANAGED ACCOUNT

Investment account that the company entrusts to a manager, who decides when and where to invest the money.

MANAGEMENT FEE

A fee charged for managing a portfolio that is a fixed

TERMS

percentage of the NAV.

MAXIMUM DRAWDOWN

Measures the largest loss experienced by a fund or an index, peak to trough, during a stated time period.

NAV

The net asset value is calculated by taking the market value of all securities owned plus all other assets such as cash, subtracting all liabilities, then dividing the result by the total number of shares outstanding.

OPEN-END FUNDS

A fund that continually creates new shares or reduces the number of outstanding shares on demand. Investors buy the shares at NAV and can redeem them at any time at the prevailing NAV.

OPTION

The right, but not the obligation, to buy (call) or sell (put) an investment holding at a predetermined price during some particular period (American) or at a specific date (European) in the future.

PERFORMANCE FEE

Compensation for the investment manager, also called incentive fee, depending on the profits of a fund or vehicle (subject to high watermark and/or hurdle rate).

PREMIUM

A fund sells at a premium when the current market price is higher than its NAV.

RUN-DOWN

A period of consecutive negative returns, measured from the first negative to the last negative month.

RUN-UP

A period of consecutive positive returns, measured from the first positive to the last positive month.

SHARPE RATIO

A measure of risk-adjusted return calculated using the return of an investment in excess of the risk-free rate versus its standard deviation. This determines the reward per unit of risk. The higher the Sharpe ratio, the higher the return achieved per unit of risk incurred.

SHORT POSITION

A short position is established when the trader has sold securities he does not possess.

SHORT SELLING

To effect a short sale, the seller borrows securities from a third party and then sells them in the market. At a later stage the seller buys back the securities in the market and returns them to the lender.

SKEWNESS

A measure of the asymmetry of the distribution of a set of returns around its mean. A normal distribution is perfectly symmetrical around its mean and has a skewness of zero. A negatively skewed distribution will have a larger number of returns above the mean than below. However, it will have a number of large returns below the mean or negative outliers - also known as a fat tail to the distribution - that pull the mean return lower than it would be under a normal distribution. A positively skewed distribution will have the bulk of its returns below the mean, but a few high, positive outliers that skew the mean return higher than it would be under a normal distribution.

TERMS

SORTINO RATIO

A form of the Sharpe ratio (see above). A measure of risk-adjusted return calculated using the return of an investment versus its downside deviation. It seeks to isolate the ‘good’ and ‘bad’ volatility in the portfolio. The higher the Sortino ratio, the higher the return achieved per unit of downside risk incurred.

STANDARD DEVIATION

Measures the dispersion of a set of data around its mean. In investment terms, it is a measure of the dispersion of a fund’s performance around its mean and therefore, the volatility or risk associated with the investment. The higher the standard deviation of an investment, the greater the variability of performance over the period.

SUCCESS RATIO

The frequency with which a portfolio has outperformed a reference index over a given time period, expressed as a percentage of total periods. Higher numbers are desirable. Success ratios in rising markets indicate the frequency with which a portfolio has outperformed during periods in which the benchmark index rose. Success ratios in falling markets indicate the frequency with which a fund has outperformed during periods in which the benchmark index fell.

SWAP

A swap is an arrangement whereby two parties enter into an agreement to exchange periodic cash flows for a specified time.

TRACK RECORD

List detailing performance, usually measured on a monthly basis, of the fund since inception. Sometimes fund managers show personalized track records to quantify their money managing ability.

TREYNOR RATIO

Similar to the Sharpe ratio, except that it uses Beta (systematic risk) to divide the investment’s return over the risk free rate.

TRUSTEE

A trustee holds title to property for the benefit of another person.

VALUE AT RISK (VAR)

An estimate of the maximum potential loss that a portfolio could incur, within a given time period and with a given level of probability. In this report, VaR is calculated using three years’ weekly historical price data for the underlying securities in the portfolio and shows the maximum potential loss that the portfolio may experience, with a 95% confidence level, over a one week time period.

VAMI

VAMI is an acronym for Value Added Monthly Index. It can be thought of as 1,000 plus the total return to date.

VOLATILITY

Speed and magnitude of price changes measured over a specified period of time.

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V 442.297 CH0004422975 CRE CREu.S CRE01 CRE SW CREI CRE-USD.S CRE01.JB CRE-EB 4422975 85, CRE01 S:CREU

04/2008 publ. no. 7 © creInvest AG 2008